Exhibit 10.6

Published CUSIP Numbers: 57118WAA6

57118WAB4

$250,000,000

CREDIT AGREEMENT

dated as of February 27, 2015,

by and among

MARLIN MIDSTREAM PARTNERS, LP,

as Borrower,

the Lenders referred to herein,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender and Issuing Lender

BANK OF AMERICA, N.A. and SOCIÉTÉ GÉNÉRALE

as Co-Syndication Agents

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

and

SG AMERICAS SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

i

(continued)

(continued)

(continued)

(continued)

v

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Conversion/Continuation
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Assignment and Assumption
Exhibit F-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit F-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit F-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit F-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit G	-	Form of Availability Certificate

SCHEDULES

Schedule 1.1(a)		Commitments and Revolving Credit Commitment Percentages
Schedule 7.2	-	Subsidiaries and Capitalization
Schedule 7.12	-	Material Contracts
Schedule 7.17	-	Litigation
Schedule 7.24	-	Deposit, Securities and Hedge Accounts
Schedule 8.18	-	Post-Closing Deliverables
Schedule 9.1	-	Existing Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.3	-	Existing Loans, Advances and Investments

CREDIT AGREEMENT, dated as of February 27, 2015, by and among MARLIN MIDSTREAM PARTNERS, LP, a Delaware limited partnership, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acceptable Counterparty” means a counterparty to a Hedge Agreement that at the time of entering into such Hedge Agreement is either (a) a Hedge Bank or (b) a Person whose senior unsecured long-term debt obligations (or the senior unsecured long-term debt obligations of a guarantor of such Person’s obligations under the applicable Hedge Agreement, if applicable) are rated A- or higher by S&P and A3 or higher by Moody’s.

“Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA for such period plus:

(a) Material Project Consolidated EBITDA Adjustments for such period; provided that unless approved in advance by the Required Lenders, the aggregate amount of such Material Project Consolidated EBITDA Adjustments shall not exceed the lesser of (i) 30% of Consolidated EBITDA for such period and (ii) $10,000,000, plus

(b) amounts to take into account on a pro forma basis acquisitions made by the Borrower and its Consolidated Restricted Subsidiaries during such four fiscal quarter period, minus

(c) amounts to take into account on a pro forma basis Dispositions made by the Borrower and its Consolidated Restricted Subsidiaries during such four fiscal quarter period, plus

(d) adjustments for any non-recurring income and expense, plus

(e) any AES Letter of Credit Proceeds received during such period.

Notwithstanding the foregoing, after the Availability Period, (i) the portion of Adjusted Consolidated EBITDA attributable to the Borrower’s crude oil logistics or other business segment that provides crude oil transloading services shall be limited to the lesser of (x) the Eligible Transloading EBITDA (which shall in no event be less than zero) multiplied by a factor of 1 divided by (A) during any Specified Acquisition Period, 5.00 or (B) at any other time, 4.50, and (y) $15,000,000 and (ii) all Eligible Transloading EBITDA, other than Eligible Transloading EBITDA resulting from AES Letter of Credit Proceeds, shall be excluded from the calculation of Adjusted Consolidated EBITDA if the Borrower fails to comply with Section 4.4(a) hereof. In addition, for purposes of add-back, deduction or exclusion adjustments to Consolidated EBITDA pursuant to the definition thereof, Eligible Gas Gathering EBITDA and Eligible Transloading EBITDA (or any of their components) shall be adjusted in good faith to include add-backs, deductions or exclusions that are identifiable to the applicable business segment, and in the event that any add-back is not identifiable with respect to a business segment (e.g. corporate overhead), such add-back shall be allocated in equal portions among the Borrower’s business segments.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“AES” means Associated Energy Services, LP, a Texas limited partnership.

“AES Gathering MVC” means the minimum volume commitment of AES to the Borrower pursuant to certain Material Contracts between AES and the Borrower relating to the Borrower’s midstream natural gas business segment.

“AES GGP Producer Contracts” means, collectively, the gathering and processing agreements between AES and third party unaffiliated producers pursuant to which AES utilizes the Pipeline Systems of the Borrower and its Restricted Subsidiaries to provide gathering, treating, compression, processing transportation or similar services to such third party producer. Upon any assignment by AES of all of its rights and interests in any AES GGP Producer Contract to a Credit Party, such AES GGP Producer Contract shall cease to be an AES GGP Producer Contract for purposes of this Agreement.

“AES Letter of Credit Proceeds” means drawings made on, and funds received pursuant to, the AES Letter of Credit or any Supplemental AES Letters of Credit.

“AES Letter of Credit” means the letter of credit issued on or before the Closing Date by a financial institution acceptable to the Administrative Agent in its reasonable discretion and on Required Terms in the stated, undrawn face amount of not less than $15,000,000 in the aggregate.

“AES Obligations” means all obligations of AES to the Borrower or any other Credit Party under the AES Transloading Contracts.

“AES Transloading Contracts” means, collectively, the transloading service agreements between AES and the Borrower or any other Credit Party including (i) each Transloading Services Agreement, dated as of July 31, 2013, between Marlin Logistics, LLC and AES and (ii) the Ladder Transloading Services Agreement, dated as of July 31, 2013, between Marlin Logistics, LLC and AES.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Obligation” means Indebtedness owing by an Affiliate of a Credit Party (which is not a Credit Party itself) to a Credit Party, provided (a) such Affiliate is not engaged in a material line of business substantially different from those lines of business carried on by the Credit Parties and their Subsidiaries on the Closing Date other than those lines of business which are reasonably related thereto or are reasonable extensions thereof, and (b) a first priority security interest has been granted by such Credit Party to the Administrative Agent in the amounts owed by the Affiliate pursuant to the Security Documents or otherwise in a manner reasonably satisfactory to the Administrative Agent.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” has the meaning set forth in Section 7.18.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

Level	Consolidated Total Leverage Ratio	Applicable Margin		Letters of Credit	Commitment Fee
		ABR +	LIBOR +
I	> 4.00 to 1.00	2.75%	3.75%	3.75%	0.50%
II	≤4.00 to 1.00 but > 3.50 to 1.00	2.50%	3.50%	3.50%	0.50%
III	≤3.50 to 1.00 but > 3.00 to 1.00	2.25%	3.25%	3.25%	0.50%
IV	≤3.00 to 1.00 but > 2.00 to 1.00	2.00%	3.00%	3.00%	0.375%
V	≤2.00 to 1.00	1.75%	2.75%	2.75%	0.375%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 8.2(a) for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level III until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide a Compliance Certificate when due as required by Section 8.2(a) for the most recently ended fiscal quarter of the Borrower preceding such Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level I until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period (and in any event at Level I if the inaccuracy was the result of intentional dishonesty, fraud or willful misconduct), and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(b) and 10.2 nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Credit Commitments and the repayment of all other Obligations hereunder.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Americas Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit F or any other form approved by the Administrative Agent.

“Availability” means, at any time of determination, an amount equal to the sum of:

(a) the product of (i) 4.5 and (ii) Eligible Gas Gathering EBITDA; plus

(b) the lesser of (i) $15,000,000 and (ii) Eligible Transloading EBITDA.

“Availability Certificate” means a certificate of the chief financial officer of the General Partner (on behalf of the Borrower) in form and substance reasonably satisfactory to the Administrative Agent that demonstrates (in reasonable detail) Availability as of the date of such certificate and the calculations thereof, which certificate shall include (a) an accounting of all add-backs, deductions or exclusions allocated in the calculation of Eligible EBITDA, (b) a list of all Material Contracts and, after the termination of or reduction in the AES Gathering MVC, to the Borrower’s knowledge, AES GGP Producer Contracts in effect on the date of such certificate and, in each case, the Eligible EBITDA attributable to each such contract and (c) a list of any Material Contracts and, after the termination of or reduction in the AES Gathering MVC, to the Borrower’s knowledge, any AES GGP Producer Contracts that expired or were terminated since the date of delivery of the last Availability Certificate.

“Availability Deficiency” means, at any time, the amount, if any, by which the Revolving Credit Outstandings at such time exceed the Availability in effect at such time.

“Availability Period” means the period beginning on the Closing Date and ending on the Trigger Date.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement.

“Azure” means Azure Midstream Energy, LLC, a Delaware limited liability company.

“Azure Credit Agreement” means the Credit Agreement dated as of November 15, 2013 among Azure Holdings, Azure, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Azure Holdings” means Azure Midstream Holdings, LLC, a Delaware limited liability company.

“Base Rate” means, at any time, the highest of (a) the Prime Rate in effect on such date, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1.0%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable). In no event shall the Base Rate be less than zero.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Borrower” means Marlin Midstream Partners, LP, a Delaware limited partnership.

“Borrower Materials” has the meaning assigned thereto in Section 8.2.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period, the additions to property, plant and equipment and other capital expenditures that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP

“Capital Lease” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases. Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease shall be treated as an operating lease for all purposes under this Agreement.

“Capital Lease Obligations” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person as of the date of any determination thereof.

“Cash Collateralize” means, to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of one or more of the Issuing Lender, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent, the Issuing Lender and the Swingline Lender shall agree, in their reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Lender and the Swingline Lender, as applicable. Cash Collateral shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of A or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in each case that is a party to a Cash Management Agreement with a Credit Party.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means an event or series of events by which:

(a) at any time, Azure Holdings shall fail to own, directly or indirectly, fifty percent (50%) of the Equity Interests of the General Partner entitled to vote in the election of members of the board of directors (or equivalent governing body) of the General Partner; or

(b) at any time, the General Partner ceases to (i) act as the sole general partner of the Borrower, or (ii) own and control, of record and beneficially, all of the general partner interests in the Borrower; or

(c) a “Change in Control” (as defined in the documentation for any of the Borrower’s high yield Indebtedness) shall have occurred and as a result thereof the maturity of such Indebtedness is accelerated, the Borrower is obligated to offer to redeem such Indebtedness or the obligee on such Indebtedness shall otherwise have the right to require the Borrower to redeem such Indebtedness.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan or a Swingline Loan.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the General Partner (on behalf of the Borrower) substantially in the form attached as Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period and for the Borrower and its Consolidated Restricted Subsidiaries, the sum of Consolidated Net Income for such period, plus (a) the following expenses or charges, without duplication, to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period and fees and expenses paid to the Administrative Agent in connection with its services hereunder, other banking and agency fees and costs of surety bonds in connection with financing activities, (ii) all income Taxes (including any franchise Taxes to the extent based upon net income) and provisions for Taxes made, including any penalties and interest, for such period, (iii) all depreciation and amortization (including amortization of intangible assets, debt issue costs and amortization under ASC Rule 718), (iv) customary expenses (not to exceed $5,000,000 in any such period) incurred in connection with (x) the Transactions or (y) consummation of any transaction permitted under this Agreement, (v) the amount of any earn-out and other contingent consideration obligations in connection with any acquisition or Investment permitted by this Agreement and that are paid or accrued during such applicable period, (vi) unrealized net losses in the fair market value of any arrangements under Hedge Agreements and losses, charges and expenses attributable to the early extinguishment or conversion of arrangements under Hedge Agreements or other derivative instruments, (vii) any deferred or non-cash equity compensation or stock option or similar compensation expense, including all expense recorded for the Borrower’s equity appreciation rights plan in excess of cash payments for exercised rights; provided, however, that actual cash payments made with respect to such deferred compensation shall reduce Consolidated EBITDA in the period in which such payment is made, (viii) the amount (not to exceed $1,000,000) of general, administrative, management, monitoring, consulting, and advisory fees and related indemnities and expenses paid or accrued in such period to the General Partner or Azure, including, without limitation, amounts paid or accrued pursuant to the Omnibus Agreement, (ix) premiums associated with any Secured Hedge Agreements permitted to be entered into under this Agreement not to exceed 5% of the Consolidated EBITDA of Borrower and its Consolidated Restricted Subsidiaries for such period (in the case of this clause (ix) to the extent accompanied by reasonable evidence thereof reasonably satisfactory to the Administrative Agent), and (x) other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP, but excluding any non-cash charges that constitute an accrual of or reserve for future cash charges) for such period; and minus (b) the following, without duplication, to the extent included in calculating such Consolidated Net Income: (i) all income Tax credits for such period, (ii) all non-cash items of income (other than account receivables and similar items arising from the normal course of business and reflected as income under accrual methods of accounting consistent with past practices) for such period and (iii) unrealized net gains in the fair market value of any arrangements under Hedge Agreements. For purposes of calculating the portion of Consolidated EBITDA attributable to the East New Mexico Transloading Facility (such portion of Consolidated EBITDA, “East New Mexico Transloading Facility EBITDA”) for the fiscal quarters ending on March 31, 2015 and June 30, 2015, such attributable Consolidated EBITDA shall be: (i) for the fiscal quarter ending March 31, 2015, East New Mexico Transloading Facility EBITDA from October 1, 2014 through March 31, 2015 multiplied by 2, and (iii) for the fiscal quarter ending June 30, 2015, East New Mexico Transloading Facility EBITDA from October 1, 2014 through June 30, 2015 multiplied by 4/3. For the purposes of calculating East New Mexico Transloading Facility EBITDA in connection with pro forma calculations required as of the Closing Date and any other pro forma calculations that are made after the Closing Date and prior to the delivery of the financial statements required by Section 8.1(b) for March 31, 2015, East New Mexico Transloading Facility EBITDA shall be East New Mexico Transloading Facility EBITDA from October 1, 2014 through December 31, 2014 multiplied by 4. For the purposes of calculating the portion of Consolidated EBITDA attributable to the Legacy Gathering System at any time prior to the Closing Date, such attributable Consolidated EBITDA shall be calculated on a pro forma basis as if the Transactions had occurred on the first day of the applicable period.

“Consolidated Funded Indebtedness” means, as of any date of determination, Indebtedness of the Borrower and its Restricted Subsidiaries (a) described in clauses (a), (b), and (f) of the definition thereof, other than Indebtedness with respect to letters of credit to the extent such letters of credit have not been drawn, (b) described in clause (h) of the definition thereof, to the extent such Indebtedness is comprised of Guaranties in respect of Indebtedness of a Person described in clauses (a), (b), and (f) of the definition thereof, other than Indebtedness with respect to letters of credit to the extent such letters of credit have not been drawn, and (c) described in clause (e) of the definition thereof, to the extent such security is provided in respect of Indebtedness of a Person described in clauses (a), (b), and (f) of the definition thereof, other than Indebtedness with respect to letters of credit to the extent such letters of credit have not been drawn, in each case, as of such date less not more than $10,000,000 of unrestricted cash and Cash Equivalents of the Borrower and its Consolidated Restricted Subsidiaries as of such date.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Interest Expense” means, for any period for the Borrower and its Consolidated Restricted Subsidiaries, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Borrower and its Consolidated Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of financial statements in accordance with GAAP and net of interest income on cash and Cash Equivalents): all interest, commitment fees and letter of credit fees in respect of Indebtedness of the Borrower or any of its Consolidated Restricted Subsidiaries (including imputed interest on Capital Lease Obligations) which are incurred during such period, whether accrued or expensed in such period, in each case determined in accordance with GAAP, it being understood and agreed that underwriting fees, structuring fees, arrangement fees, upfront fees, fronting fees, other fees similar to the foregoing shall not be deemed to be commitment fees nor included in the calculation of Consolidated Interest Expense.

“Consolidated Net Income” means, for any period of determination with respect to the Borrower and its Consolidated Restricted Subsidiaries, without duplication, the consolidated gross revenues for such period and all cash dividends or distributions actually received from any other Person during such period, minus expenses and other proper charges against income (including Taxes on income to the extent imposed), determined on a Consolidated basis in accordance with GAAP consistently applied after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings of any Person other than a Restricted Subsidiary in which the Borrower or any of its Consolidated Restricted Subsidiaries has an ownership interest (except with respect to any cash dividends or distributions actually received from any other Person during such period), plus amounts reasonably determined by the Administrative Agent in its reasonable discretion to take into account on a pro forma basis minimum volume commitment agreements entered into by the Borrower and/or its Consolidated Restricted Subsidiaries containing shortfall payment provisions where the actual payment of such shortfall payment occurs subsequent to the period in question but is attributable to the period in question, so long as such shortfall payment is paid when due and is not subject to any material dispute. Consolidated Net Income shall be calculated without inclusion of (i) any gain or loss from the disposition of assets, (ii) any extraordinary gains or losses, or (iii) any non-cash gains or losses resulting from mark to market activity as a result of the implementation of ASC 815.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries of the Borrower that are Consolidated Subsidiaries of the Borrower.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Adjusted Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Credit Policy” means the credit risk management policy of the Borrower in effect as of the Closing Date, as such policy may be amended from time to time in accordance with this Agreement.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Restricted Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Determination Date” means a date on which the then current Availability becomes effective or adjusted in accordance with Article IV. The Closing Date shall also constitute a Determination Date for purposes of this Agreement.

“Disposition” or “Dispose” means the sale, transfer, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereunder) or is mandatorily redeemable (other than upon the occurrence of a change of control or asset sale so long as any redemptions thereof upon the occurrence of a change of control or asset sale shall be subject to the prior repayment in full of the Obligations and the termination of all Revolving Credit Commitments then outstanding) for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criterial set forth in this definition), in each case, on or prior to the date that is 91 days after the Maturity Date.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“East New Mexico Transloading Facility” means that certain crude petroleum transloading facility situated in Sandoval County, New Mexico, comprised of one skid loader.

“East New Mexico Transloading Facility EBITDA” has the meaning assigned thereto in the definition of Consolidated EBITDA.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)).

“Eligible EBITDA” means the collective reference to Eligible Gas Gathering EBITDA and Eligible Transloading EBITDA.

“Eligible Gas Gathering EBITDA” means Adjusted Consolidated EBITDA (excluding any AES Letter of Credit Proceeds received during the applicable calculation period) for the four fiscal quarters ended on the last day of the most recent fiscal quarter minus Eligible Transloading EBITDA for such period, as calculated in good faith by the Borrower and set forth in the Availability Certificate most recently delivered pursuant to Section 8.2(a)(ii).

“Eligible Transloading EBITDA” means Adjusted Consolidated EBITDA (including any AES Letter of Credit Proceeds) attributable to the Borrower’s crude oil logistics or other business segment that provides crude oil transloading services for the four fiscal quarters ended on the last day of the most recent fiscal quarter, as calculated in good faith by the Borrower and set forth in the Availability Certificate most recently delivered pursuant to Section 8.2(a)(ii).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Equity Investment” means the purchase or other acquisition by a Credit Party of any Equity Interest in any other Person, other than (a) Azure and its Subsidiaries (other than the Borrower and its Subsidiaries), (b) the Borrower and its Restricted Subsidiaries or (c) a Person engaged in a material line of business substantially different from those lines of business carried on by the Credit Parties and their Subsidiaries on the Closing Date (except for lines of business reasonably related thereto or that are reasonable extensions thereof).

“Equity Issuance” means (a) any issuance by the Borrower of shares of its Equity Interests to any Person that is not a Credit Party (including, without limitation, in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Credit Party into the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043 of ERISA (other than those events with respect to which the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 430 of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, and (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for a distress or involuntary termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules of the SEC thereunder.

“Excluded Subsidiary” means any Subsidiary (i) that is a CFC, (ii) that is a direct or indirect Subsidiary of a CFC, or (iii) substantially all of whose assets (held directly or indirectly) consist of Equity Interests and/or debt interests of one or more CFCs.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an eligible contract participant as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under Section 13 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) United States federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan, Revolving Credit Commitment, Swingline Commitment or Loan Document pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or otherwise becomes a party to such Loan Document (other than pursuant to an assignment request by the

Borrower under Section 5.12(b)) or (ii) such Recipient (if it is a Lender) changes its lending office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of July 31, 2013 among the Borrower, Marlin Midstream, LLC and Marlin Logistics, LLC as co-borrowers, the lenders party thereto from time to time, and Société Générale as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time and in effect as of the Closing Date).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, and (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means, collectively, the fee letter agreement dated January 14, 2015 among the Borrower, the Administrative Agent and the Arrangers and the fee letter agreement dated January 14, 2015 among the Borrower, the Administrative Agent and Wells Fargo Securities, LLC.

“FERC” shall mean the Federal Energy Regulatory Commission or any of its successors.

“Finance Co” means a direct, wholly-owned Restricted Subsidiary formed to become or otherwise serving as a co-issuer or co-borrower of unsecured Indebtedness permitted by this Agreement, which Restricted Subsidiary meets the following conditions at all times: (a) the provisions of Sections 8.13 and 8.16 have been complied with and such Restricted Subsidiary has become a Credit Party and (b) such Restricted Subsidiary has not (i) incurred, directly or indirectly, any Indebtedness, or other obligation or liability whatsoever other than the Indebtedness that it was formed to co-issue or co-borrow or for which it otherwise serves as co-issuer or co-borrower; (ii) engaged in any business, activity or transaction or owned any Property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness that it was formed to co-issue or co-borrow or for which it otherwise serves as co-issuer or co-borrower, and (B) other activities incidental to the maintenance of its existence, including legal, tax and accounting administration; (iii) consolidated with or merged with or into any Person; or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on each December 31.

“Foreign Lender” means any Recipient that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“General Partner” means Marlin Midstream GP, LLC, a Delaware limited liability company, or any replacement or successor general partner of the Borrower.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).

“Guarantors” means, collectively, all direct and indirect Restricted Subsidiaries of the Borrower in existence on the Closing Date or which become (or are obligated to become) a party to the Guaranty pursuant to Section 8.13; provided that in no event shall any Excluded Subsidiary be a Guarantor.

“Guaranty” means the guaranty agreement of even date herewith executed by the Guarantors in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Hazardous Materials” means any substances regulated or as to which liability might arise under any applicable Environmental Law, including any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law or which contain, without limitation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with a Credit Party permitted under Article IX, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Hedge Agreement with a Credit Party, in each case in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the net mark-to-market value(s) for such Hedge Agreements.

“Increased Amount Date” has the meaning assigned thereto in Section 5.13(a).

“Incremental Lender” has the meaning assigned thereto in Section 5.13(a).

“Incremental Revolving Credit Commitments” has the meaning assigned thereto in Section 5.13(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Hedge Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business that are not paid for more than 90 days after the date on which such trade account payable was due, and (ii) obligations that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations and Synthetic Lease Obligations;

(g) obligations with respect to Disqualified Capital Stock; and

(h) all Guaranties of such Person in respect of any of the foregoing, but only to the extent that any such Guaranty does not guaranty the payment of amounts owed or which may be owed by the Borrower or is not otherwise included as Indebtedness of the Borrower.

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless, and to the extent that, such Indebtedness is expressly made non-recourse to such Person, and (ii) exclude up to $2,000,000 in the aggregate of the principal amount of any loans from an insurance company or an insurance premium finance company to finance all or any portion of the premium on any insurance policy maintained by the Borrower or any of its Subsidiaries. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Indebtedness attributable in respect thereof as of such date. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Insurance and Condemnation Event” means the receipt by any Credit Party of any cash insurance proceeds or condemnation award in an aggregate amount in excess of $10,000,000 payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), three (3), or six (6) months or, if agreed by all of the relevant Lenders twelve (12) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Maturity Date; and

(v) there shall be no more than ten (10) Interest Periods in effect at any time.

“Investment” has the meaning set forth in Section 9.3.

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means Wells Fargo and any other Lender mutually acceptable to the Borrower and the Administrative Agent that has agreed to act as an Issuing Lender hereunder, in each case in its capacity as issuer of Letters of Credit, or in each case any successor thereto.

“L/C Commitment” means the lesser of (a) $15,000,000 and (b) the Revolving Credit Commitments.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Revolving Credit Lenders.

“Legacy Gathering System” means the natural gas gathering, compression, treating and processing system set forth on Exhibit B-1 of the Transaction Agreement.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 5.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term Lenders includes the Swingline Lender.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 5.13.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1.

“LIBOR” means,

(a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then LIBOR shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then LIBOR for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error and in no event shall LIBOR be less than zero.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance, in each case, in the nature of a security interest in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Liquidity” means, as of any date, the sum of (a) the Borrower’s and the Restricted Subsidiaries’ unrestricted cash and Cash Equivalents and (b) (i) during the Availability Period, the total unused Availability under the Credit Facility or (ii) after the Availability Period, the total unused Revolving Credit Commitments under the Credit Facility then available to be drawn by the Borrower without breaching Section 9.15(a) on a pro forma basis.

“Liquidity Threshold For Equity Investments” means the corresponding Liquidity as set forth below:

Aggregate amount of Equity Investments	Liquidity Threshold
> $15,000,000 but ≤ $20,000,000	$20,000,000
> $20,000,000 but ≤ $25,000,000	$40,000,000
> $25,000,000 but ≤ $30,000,000	$60,000,000
> $30,000,000 but ≤ $35,000,000	$80,000,000
> $35,000,000 but ≤ $40,000,000	$100,000,000

“Liquidity Threshold For Certain Restricted Payments” means the corresponding Liquidity as set forth below:

Aggregate amount of payments or distributions, with respect to preferred Equity Interests (other than Disqualified Capital Stock)	Liquidity Threshold
> $15,000,000 but ≤ $20,000,000	$20,000,000
> $20,000,000 but ≤ $25,000,000	$40,000,000

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Guaranty, the Fee Letters, deposit account control agreements, securities account control agreements and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective

Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).

“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and Loan means any of such Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Material Adverse Effect” means, (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, taken as a whole, or of the ability of the Borrower or the Credit Parties, taken as a whole, to perform their respective obligations under the Loan Documents to which each such Person is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or the Credit Parties, taken as a whole, of the Loan Documents to which each such Person is a party.

“Material Contract” means (a) each agreement listed on Schedule 7.12, (b) any contract or agreement, written or oral, of any Credit Party or any of its Restricted Subsidiaries involving (1) monetary liability of any such Person in excess of 10% of the annual expenses of the Borrower and the Consolidated Restricted Subsidiaries or (2) payment to any such Person in excess of 10% of the annual revenues of the Borrower and the Consolidated Restricted Subsidiaries or (c) any other contract or agreement, written or oral, of any Credit Party or any of its Restricted Subsidiaries, the breach, non-performance, cancellation or failure to renew of which could reasonably be expected to have a Material Adverse Effect.

“Material Project” means any capital expansion construction project of any Credit Party (a) that has Capital Expenditures attributable or reasonably projected to be attributable thereto in excess of $10,000,000, (b) for which construction or expansion of such project has commenced and (c) that is identified in a certificate of a Responsible Officer delivered to the Administrative Agent not less than thirty (30) days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the first fiscal quarter for which the Borrower desires to commence inclusion of a Material Projects EBITDA Adjustment, which certificate includes information, in each case in form and substance satisfactory to the Administrative Agent in its reasonable discretion, regarding (i) enforceable minimum revenue contracts, (ii) such project’s anticipated Commercial Operation Date, (iii) the projected capacity of such project and the projected revenues of such project from such enforceable minimum revenue contracts, other contracts or negotiated settlements, as the case may be, (iv) projected capital costs and projected operating and general administrative expenses of such project, and (v) any other aspect of such project as the Administrative Agent may reasonably request.

“Material Project Consolidated EBITDA Adjustments” means, for any Material Project:

(a) prior to the Commercial Operation Date of such Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage, equal to the then-current completion percentage of such Material Project as of the date of determination as determined by the Borrower in good faith and agreed to by the Administrative Agent in its reasonable discretion, of the projected Consolidated EBITDA attributable to such Material Project for the 12 month period following the projected Commercial Operation Date as determined in good faith by the Borrower and agreed to by the Administrative Agent in its reasonable discretion (in any case, net of any actual Consolidated EBITDA attributable to such Material Project during such period and based the information provided to the Administrative Agent in connection with the certificate described in the definition of Material Project); provided that if the actual Commercial Operation Date does not occur by the originally projected Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the originally projected Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days, but not more than 270 days, 50%, (iv) longer than 270 days, but not more than 365 days, 75% and (v) longer than 365 days, 100%; and

(b) beginning with the first full fiscal quarter following the Commercial Operation Date of such Material Project and for the two immediately succeeding fiscal quarters, amounts determined by the Borrower in good faith and agreed to by the Administrative Agent in its reasonable discretion as the projected Consolidated EBITDA attributable to such Material Project for the balance of the four full fiscal quarter period following such Commercial Operation Date (in any case, net of any actual Consolidated EBITDA attributable to such Material Project during such period and based the information provided to the Administrative Agent in connection with the certificate described in the definition of Material Project).

“Maturity Date” means the earliest to occur of (a) February 27, 2018, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the sum of (i) the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) the Fronting Exposure of the Swingline Lender with respect to all Swingline Loans outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering any real property now or hereafter owned by any Credit Party, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Net Cash Proceeds” means, with respect to any Debt Issuance, Disposition or Insurance and Condemnation Event, the gross cash proceeds received therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees, expenses and state and local Taxes incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders, the Issuing Lender or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Omnibus Agreement” means the Omnibus Agreement dated as of February 27, 2015 by and among Azure, the Borrower and the General Partner and executed in connection with and pursuant to the Transaction Agreement.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are (i) Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12) or (ii) Excluded Taxes.

“Participant” has the meaning assigned thereto in Section 12.9(d).

“Participant Register” has the meaning assigned thereto in Section 12.9(d).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Borrower dated as of February 27, 2015.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means the acquisition of (x) more than 50% of the voting Equity Interest in another Person, (y) any business, division or enterprise, or all or substantially all of the assets of another Person or (z) any other assets of any Person (excluding Equity Interests), provided (a) such acquisition is in compliance with the covenant in Section 9.11, (b) before and immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing, (c) before and immediately after giving effect to such acquisition, the Borrower shall be in pro forma compliance with the financial covenants in Section 9.15 and, in the case of an acquisition the consideration for which exceeds $20,000,000, the Borrower shall deliver a Compliance Certificate demonstrating such compliance, and (d) (i) in the case of an acquisition of Equity Interests, the acquisition is structured so that the acquired Person becomes a Subsidiary of the Borrower, and the Borrower complies with Section 8.13 and Section 9.18, as applicable, with respect to such Person and (ii) in the case of an acquisition of assets, such acquisition is structured so that a Credit Party acquires such assets.

“Permitted Liens” means the Liens permitted pursuant to Section 9.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pipeline Assets” shall mean, collectively, all gathering, transportation and/or distribution systems (including all tubes and pipelines) owned by any Credit Party and used for the transportation of hydrocarbons and all storage, processing or treatment plants and facilities material to the operation or ownership thereof. For avoidance of doubt, references to Pipeline Assets shall be deemed to include the Legacy Gathering System.

“Pipeline Systems” shall mean, collectively, all of the Pipeline Assets and Rights-of-Way related to such Pipeline Assets.

“Platform” has the meaning assigned thereto in Section 8.2.

“Pledge Agreement” means the pledge agreement of even date herewith executed by certain of the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lenders” has the meaning assigned thereto in Section 8.2.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) the Issuing Lender, as applicable.

“Register” has the meaning assigned thereto in Section 12.9(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Terms” means terms and conditions satisfactory to the Administrative Agent in its reasonable discretion that include, but are not limited to, (i) naming the Administrative Agent as the beneficiary thereof (having the right to draw on any such letter of credit without the consent of the Borrower) and (ii) a tenure for such letters of credit of one year and subject to automatic renewal for one-year periods after expiration thereof.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the General Partner (on behalf of the Borrower) or the Borrower and reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower or of the General Partner acting on behalf of the Borrower.

“Restricted Payment” has the meaning assigned thereto in Section 9.6.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof, and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $250,000,000. The initial Revolving Credit Commitment of each Revolving Credit Lender is set forth opposite the name of such Lender on Schedule 1.1(a).

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The initial Revolving Credit Commitment Percentage of each Revolving Credit Lender is set forth opposite the name of such Lender on Schedule 1.1(a).

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 5.13).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1 (including any loans made pursuant to an Incremental Revolving Credit Commitment), and all such revolving loans collectively as the context requires.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date (except to the extent such L/C Obligations are Cash Collateralized).

“Rights-of-Way” shall mean, collectively, all of the right-of-way agreements, easements, surface use agreements, deeds, servitudes, permits, licenses and other like access agreements granted to a Credit Party relating to the operation, construction and maintenance of any Pipeline Assets now held or hereafter acquired by any Credit Party.

“Risk Management Policy” means the energy commodity risk management policy of the Borrower in effect on the Closing Date, as such policy may be amended from time to time in accordance with the terms of this Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” means economic or financial sanctions or trade embargo imposed, administered or enforced from time to time by the U.S. government, the UK government or the European Union, including, without limitation, those administered by OFAC, the U.S. Department of State or Her Majesty’s Treasury.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between or among any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement between or among any Credit Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement (other than an Excluded Swap Obligation) and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Agreement” means the security agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means the collective reference to the Security Agreement, the Pledge Agreement, the Mortgages and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Secured Obligations.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital given the nature of its business, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition” means any acquisition of Property or series of related acquisitions of Property (other than the Legacy Gathering System) that involves the payment of cash consideration by the Credit Parties in excess of $20,000,000.

“Specified Acquisition Period” means any period commencing on the date that a Specified Acquisition is consummated through and including the last day of the second full fiscal quarter following the date on which such Specified Acquisition is consummated.

“State Pipeline Regulatory Agencies” means any Governmental Authority with jurisdiction with respect to any Pipeline Systems, and “State Pipeline Regulatory Agency” shall mean any one of the foregoing.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to Subsidiary or Subsidiaries herein shall refer to those of the Borrower.

“Supplemental AES Letters of Credit” means additional, replacement or supplemental letters of credit (other than the AES Letter of Credit) issued by financial institutions acceptable to the Administrative Agent in its reasonable discretion on Required Terms.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a swap within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the lesser of (a) $15,000,000 and (b) the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Maturity Date” means, for any Swingline Loan, the earlier of (a) the date on which such Swingline Loan is scheduled to be repaid, which shall be the earliest of (i) the fifth (5th) Business Day after such Swingline Loan was made, and (ii) the Maturity Date and (b) the date demand for payment is made by the Swingline Lender.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for Tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Credit Commitments and Revolving Credit Exposure of such Lender at such time.

“Transaction Agreement” means the Transaction Agreement dated as of January 14, 2015 among the Borrower, Azure, the General Partner, NuDevco Midstream Development, LLC and Marlin IDR Holdings, LLC, as amended, restated, supplemented or otherwise modified as of the Closing Date.

“Transaction Documents” means the Transaction Agreement, the Omnibus Agreement, the other “Transaction Documents” as defined in the Transaction Agreement.

“Transactions” means, collectively, the consummation of each of the “Contribution”, the “Redemption” and the “GP Purchase”, in each case, as defined in the Transaction Agreement,

“Trigger Date” means the first Business Day on or prior to which both of the following events have occurred: (i) the Borrower receives gross cash proceeds of not less than $50,000,000 from the consummation of a single Equity Issuance of common Equity Interests after the Closing Date and (ii) the Borrower makes a prepayment of the Loans in an aggregate principal amount of not less than $50,000,000 using such gross cash proceeds.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction if applicable law requires that such appointment not be disclosed.

“United States” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower (a) designated as such on Schedule 7.2, (b) which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.18, or (c) that is a Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means any Person that is a United States person as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Withholding Agent” means any Credit Party and the Administrative Agent.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include, includes and including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein, hereof and hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words asset and property shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term documents includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word from means from and including; the words to and until each mean to but excluding; and the word through means “to and including”.

SECTION 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term UCC refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9 Guarantees. Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided that (a) the Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitments, (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) during the Availability Period, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Availability, and (c) during the Availability Period, the aggregate Revolving Credit Outstandings shall not exceed the then current Availability. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion and (ii) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Availability then in effect. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.

SECTION 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, Section 6.2(e) of this Agreement, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date; provided that (a) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitments, (b) during the Availability Period, the aggregate Revolving Credit Outstandings shall not exceed the then current Availability and (c) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.

(b) Refunding. If, for any reason a Swingline Loan is not repaid on the Swingline Maturity Date, the Administrative Agent may, on or after the immediately following Business Day, effect refunding of the unpaid amount of such Swingline Loan as follows:

(i) Without any request therefor from the Borrower, the Administrative Agent may make a Revolving Credit Loan to the Borrower on behalf of the Revolving Credit Lenders, the proceeds of which shall be applied to repay all or a portion of the unpaid amount of such Swingline Loan. Upon making such Revolving Credit Loan, the Administrative Agent will send notice thereof to the Borrower and the Revolving Credit Lenders, whereupon the Revolving Credit Lenders (including the Swingline Lender to the extent that it is also a Revolving Credit Lender) shall fund their respective pro rata shares of such Revolving Credit Loan without offset, deduction or counterclaim.

(ii) Notwithstanding any other provisions of this Agreement to the contrary, to the extent that all or any portion of such Revolving Credit Loan may not be (A) made by the Administrative Agent because any of the conditions precedent to the making of a Revolving Credit Loan pursuant to Section 6.2 could not be fulfilled as of the date such Revolving Credit Loan would otherwise have been made or (B) legally made by the Administrative Agent to the Borrower for any other reason (including the bankruptcy or insolvency of the Borrower), each Revolving Credit Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default or Event of Default, purchase a participating interest in such Swingline Loans in an amount equal to such Revolving Credit Lender’s pro rata share of such Swingline Loan. Each such Revolving Credit Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to the Swingline Lender, to such extent as will reduce the amount of the participating interest retained by the Swingline Lender in its Swingline Loans. In the event any Revolving Credit Lender fails to make available to the Swingline Lender the amount of such Revolving Credit Lender’s participation as provided in this Section 2.2(b)(ii), the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Credit Lender together with interest at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period.

(iii) Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 10.1(h) or (i) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

(d) Discretionary Nature of the Swingline Facility. Notwithstanding any terms to the contrary contained in this Agreement, the Swingline Facility provided herein is an uncommitted facility and the Swingline Lender may, but shall not be obligated to, make Swingline Loans.

SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 12:00 p.m. (3:00 p.m. in the case of a Swingline Loan) (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto, (F) in the case of a Swingline Loan, the Swingline Maturity Date and (G) during the Availability Period, the Availability then in effect (without giving effect to the proposed borrowing). If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a Borrowing of LIBOR Rate Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 12:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit and Swingline Loans. Not later than 2:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the applicable Notice of Borrowing delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2 (but, in any event, no later than the Swingline Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments.

(i) If at any time the Revolving Credit Outstandings exceed the aggregate Revolving Credit Commitments, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, to Cash Collateralize any L/C Obligations in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).

(ii) If an Availability Deficiency exists after a redetermination of the Availability pursuant to Article IV, the Borrower shall within 30 days after the applicable Determination Date repay, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit and Cash Collateralize the L/C Obligations to the extent required to reduce or eliminate any Availability Deficiency. Any such payment pursuant to this Section 2.4(b)(ii) shall be applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, to Cash Collateralize any L/C Obligations.

(iii) Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 9.1), the Borrower shall immediately repay, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit and Cash Collateralize the L/C Obligations with 100% of the Net Cash Proceeds of such Indebtedness. Any such payment pursuant to this Section 2.4(b)(iv) shall be applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, to Cash Collateralize any L/C Obligations.

(iv) Upon receipt of any AES Letter of Credit Proceeds by any Credit Party, the Borrower shall immediately repay, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit and Cash Collateralize the L/C Obligations in an amount equal to such AES Letter of Credit Proceeds. Any such payment pursuant to this Section 2.4(b)(iv) shall be applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, to Cash Collateralize any L/C Obligations.

(v) Upon the consummation of any Disposition made pursuant to Section 9.5(f) (to the extent pursuant to an Investment permitted by Section 9.3(k) or (n)) or (h) by the Borrower or any Restricted Subsidiary, the Borrower shall immediately repay, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit and Cash Collateralize the L/C Obligations in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds received from any such Disposition. Any such payment pursuant to this Section 2.4(b)(v) shall be applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, to Cash Collateralize any L/C Obligations; provided that so long as no Event of Default has occurred and is continuing, no prepayments of aggregate Net Cash Proceeds from such Dispositions shall be required hereunder to the extent such Net Cash Proceeds are used to acquire other assets useful in the ordinary course of the business of the Credit Parties within three hundred sixty (360) days after receipt of such Net Cash Proceeds by the Credit Parties; provided, however, that any portion of Net Cash Proceeds not actually reinvested within the applicable time period shall be prepaid in accordance with this clause (v).

(vi) The Borrower shall make payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit and Cash Collateralize the L/C Obligations in amounts equal to one hundred percent (100%) of the aggregate Net Proceeds from any Insurance and Condemnation Event received by any Credit Party. Any such payment pursuant to this Section 2.4(b)(vi) shall be applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, to Cash Collateralize any L/C Obligations; provided that so long as no Event of Default has occurred and is continuing, no prepayments of aggregate Net Cash Proceeds from such Insurance and Condemnation Event shall be required hereunder to the extent such Net Cash Proceeds are used to repair or replace the assets subject to such Insurance and Condemnation Event or acquire other assets useful in the ordinary course of the business of the Credit Parties within three hundred sixty (360) days after receipt of such Net Cash Proceeds by the Credit Parties; provided, however, that any portion of Net Cash Proceeds not actually reinvested within the applicable time period shall be prepaid in accordance with this clause (vi).

(vii) Notwithstanding anything in this Agreement to the contrary, no payment required to be made pursuant to this Section 2.4(b) shall reduce the Revolving Credit Commitment of any Revolving Credit Lender.

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent given not later than 12:00 p.m. (i) on the same Business Day with respect to each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before with respect to each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. Any notice of prepayment received after 12:00 p.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. Notwithstanding the foregoing, any notice of prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(d) Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(e) Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.

SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Commitment.

(a) Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, Section 6.2(e) of this Agreement, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents and on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), the Issuing Lender agrees to issue standby letters of credit (the “Letters of Credit”) for the account of the Borrower or any Restricted Subsidiary thereof on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $1,000,000, (or such lesser amount as agreed to by the Issuing Lender), (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no more than twelve (12) months (or such longer period as the Issuing Lender may agree) after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than one year after the Maturity Date (provided that any Letter of Credit outstanding after the Maturity Date shall be Cash Collateralized) and (iv) be subject to ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to issue and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. Subject to Section 5.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letter of Credit times the Applicable Margin (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit as set forth in the Fee Letters. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the Administrative Agent.

(c) Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the Issuing Lender within one Business Day of the date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan as a Base Rate Loan on the applicable repayment date in the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and such fees and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, bad faith or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

AVAILABILITY

SECTION 4.1 Initial Availability. The initial Availability in effect as of Closing Date shall be $203,500,000. Such initial Availability shall remain in effect until the next Determination Date unless otherwise adjusted as provided in this Article IV.

SECTION 4.2 Scheduled Redeterminations of Availability. Promptly upon the Administrative Agent’s receipt of an Availability Certificate pursuant to Section 8.2(a)(ii), the Administrative Agent shall notify the Lenders of the amount of such Availability, which Availability shall be effective as of the date specified in such notice and shall remain in effect for all purposes of this Agreement until the next Determination Date (unless otherwise adjusted as provided in this Article IV).

SECTION 4.3 Redetermination of Availability upon certain Dispositions during the Availability Period. During the Availability Period, if between any two scheduled Determination Dates, the sum of (without duplication) (a) the aggregate Eligible EBITDA directly attributable to (i) all or any portion of Pipeline Systems and crude oil facilities Disposed of pursuant to a Disposition permitted pursuant to Section 9.5 during such period and (ii) any Material Contracts that expire or are terminated during such period and (b) after the termination of or reduction in the AES Gathering MVC, the aggregate Eligible EBITDA indirectly attributable to any AES GGP Producer Contracts that expire or are terminated during such period (but only to the extent AES has not assigned its rights and interests in such AES GGP Producer Contracts to a Credit Party) exceeds 10% (individually or in the aggregate) of the Availability then in effect, the Borrower shall furnish to the Administrative Agent (x) in the case of any Disposition, on or prior to such Disposition, an Availability Certificate prepared on a pro forma basis after giving effect to such Disposition or series of Dispositions and (y) in the case of the expiration or termination of any such Material Contracts or any such AES GGP Producer Contracts, as applicable, within 15 days after any such expiration or termination, an Availability Certificate prepared on a pro forma basis after giving effect to such expiration or termination and any substitute or replacement Material Contract between any Credit Party and a counterparty reasonably acceptable to the Administrative Agent and otherwise on terms reasonably acceptable to the Administrative Agent or any substitute or replacement AES GGP Producer Contract on terms reasonably acceptable to the Administrative Agent. Upon receipt of such information and Availability Certificate, the Administrative Agent shall notify the Lenders of such redetermined Availability, which Availability shall become effective as of the date of such notice and shall remain in effect for all purposes of this Agreement until the next Determination Date (unless otherwise adjusted in accordance with this Article IV).

SECTION 4.4 AES Letter of Credit; Availability Redetermination.

(a) On or prior to the Closing Date, the Borrower shall cause AES to issue the AES Letter of Credit to support the AES Obligations. After the Closing Date, upon any draw on the AES Letter of Credit or, if applicable, any Supplemental AES Letter of Credit by the Administrative Agent pursuant to clause (c) or (d) below or upon the non-renewal of any AES Letter of Credit or, if applicable, any Supplemental AES Letter of Credit, the Borrower agrees to cause AES, within 30 days of such draw or non-renewal, to issue Supplemental AES Letters of Credit in an amount necessary to cause the aggregate undrawn principal amount of all Supplemental AES Letters of Credit, when taken together with the aggregate undrawn principal amount of the AES Letter of Credit, to equal not less than $15,000,000.

(b) During the Availability Period, if the Borrower fails to cause AES to issue Supplemental AES Letters of Credit within such 30 day period in an amount necessary to cause the aggregate undrawn principal amount of all Supplemental AES Letters of Credit, when taken together with the undrawn principal amount of the AES Letter of Credit, to equal not less than $15,000,000, (i) no Default or Event of Default shall result directly therefrom and (ii) Availability shall automatically be reduced by an amount equal to (x) $15,000,000 less (y) the aggregate undrawn principal amount of the AES Letter of Credit and Supplemental AES Letters of Credit. The Administrative Agent shall notify the Borrower and the Lenders of the amount of such new Availability, which Availability shall be effective as of the date specified in such notice and shall remain in effect for all purposes of this Agreement until the next Determination Date (unless otherwise adjusted in accordance with this Article IV). After the Availability Period, if the Borrower fails to cause AES to issue Supplemental AES Letters of Credit within such 30 day period in an amount necessary to cause the aggregate undrawn principal amount of all Supplemental AES Letters of Credit, when taken together with the undrawn principal amount of the AES Letter of Credit, to equal not less than $15,000,000, (i) no Default or Event of Default shall result directly therefrom and (ii) Eligible Transloading EBITDA, other than Eligible Transloading EBITDA resulting from AES Letter of Credit Proceeds, shall be excluded from the calculation of Adjusted Consolidated EBITDA.

(c) The Administrative Agent agrees to comply with the Borrower’s directions regarding draws on the AES Letter of Credit and Supplemental AES Letters of Credit; provided that (i) any such funds are applied, for the account of the Revolving Credit Lenders, to the Extensions of Credit and to Cash Collateralize the L/C Obligations, (ii) the Administrative Agent shall have received evidence satisfactory to it that such funds will be used in compliance with clause (i) above and (iii) in no event shall the Administrative Agent be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law.

(d) Notwithstanding clause (c) above, the Borrower hereby authorizes and agrees that (i) if AES fails to pay any portion of the AES Obligations in excess of $500,000 in the aggregate as the same may originally become due and payable (and such excess amount shall remain outstanding for a period of 30 days), the Administrative Agent may (at its option), upon three (3) Business Days’ notice to the Borrower, draw on the AES Letter of Credit or any Supplemental AES Letter of Credit and apply any AES Letter of Credit Proceeds, for the account of the Revolving Credit Lenders, to the Extensions of Credit and to Cash Collateralize the L/C Obligations or (ii) if the Administrative Agent receives notice of non-renewal of the AES Letter of Credit or any Supplemental AES Letter of Credit, the Administrative Agent may (at its option), upon three (3) Business Days’ notice to the Borrower, draw on the AES Letter of Credit or any Supplemental AES Letter of Credit in an amount not to exceed Eligible Transloading EBITDA then in effect. Any AES Letter of Credit Proceeds received by the Administrative Agent under this clause (d) shall be applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, to Cash Collateralize any L/C Obligations.

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.

(b) Default Rate. Subject to Section 10.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (h) or (i), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing March 31, 2015; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date, all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit C (a “Notice of Conversion/Continuation”) not later than 12:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan. If the Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 5.3 Fees.

(a) Commitment Fee. Commencing on the Closing Date, subject to Section 5.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing March 31, 2015 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. The

Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b) Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Revolving Credit Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).

SECTION 5.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in clause (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 5.7 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and 4.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lender or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lender or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lender or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 5.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender, the Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, the Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, the Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender, the Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender, the Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, the Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, the Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.11 Taxes.

(a) Defined Terms. For purposes of this Section 5.11, the term Lender includes the Issuing Lender and the term Applicable Law includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then such Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes imposed or asserted on or attributable to any payments made by or on behalf of any Credit Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (together with a summary calculation thereof) delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any other Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by a Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the interest article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the business profits or other income article of such tax treaty;

(2) executed originals of IRS Form W-8ECI or IRS Form W-8EXP;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a controlled foreign corporation described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative

Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(E) Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Successor Agent Documentation. On or before the date that any successor or replacement Administrative Agent becomes the Administrative Agent, it shall deliver to the Borrower two duly executed originals of IRS Form W-9, W-8BEN, W-8BEN-E or W-8ECI, as applicable, or any successor forms thereto. In addition, if it is not a United States person, it shall deliver to the Borrower a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a United States person, with the effect that the Borrower can make payments to Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

SECTION 5.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.9;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 5.13 Incremental Revolving Credit Increase.

(a) At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment”) to make revolving credit loans under the Revolving Credit Facility; provided that (1) the total aggregate principal amount for all such Incremental Revolving Credit Commitments shall not (as of any date of incurrence thereof) exceed $150,000,000 and (2) the total aggregate amount for each Incremental Revolving Credit Commitment shall not be less than a minimum principal amount of $25,000,000. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Revolving Credit Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person, to provide an Incremental Revolving Credit Commitment (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Revolving Credit Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Credit Commitment. Any Incremental Revolving Credit Commitment shall become effective as of such Increased Amount Date; provided that:

(A) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Revolving Credit Commitment, (2) the making of any Extensions of Credit pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(B) the Administrative Agent and the Lenders shall have received from the Borrower a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with the financial covenants set forth in Section 9.15, based on the financial statements most recently delivered pursuant to Section 8.1(a) or 8.1(b), as applicable, both before and after giving effect (on a pro forma basis) to (x) any Incremental Revolving Credit Commitment, (y) the making of any Extensions of Credit pursuant thereto and (z) any Permitted Acquisition consummated in connection therewith;

(C) each of the representations and warranties contained in Article VII shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);

(D) each Incremental Revolving Credit Commitment (and the Extensions of Credit made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

(E) in the case of Extensions of Credit made pursuant to an Incremental Revolving Credit Commitment (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(x) such Extensions of Credit shall mature on the Maturity Date, shall bear interest and be entitled to fees (other than any arrangement, upfront or similar fees), in each case at the rate applicable to the Revolving Credit Loans, and shall be subject to the same terms and conditions as the Revolving Credit Loans;

(y) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Extensions of Credit) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Extensions of Credit) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment); and

(z) except as provided above, all of the other terms and conditions applicable to such Extensions of Credit shall, except to the extent otherwise provided in this Section 5.13, be identical to the terms and conditions applicable to the Revolving Credit Facility;

(F) any Incremental Lender with an Incremental Revolving Credit Commitment shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with an Incremental Revolving Credit Commitment shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;

(G) such Incremental Revolving Credit Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders

(which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.13); and

(H) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Revolving Credit Commitment reasonably requested by Administrative Agent in connection with any such transaction.

(b) The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(c) On any Increased Amount Date on which any Incremental Revolving Credit Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Revolving Credit Lender hereunder with respect to such Incremental Revolving Credit Commitment.

SECTION 5.14 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 5.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.2.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender and the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing

Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.

(C) With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments under the applicable Credit Facility (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (in each case, if requested thereby), the Security Documents (including Mortgages covering all of the Legacy Gathering System and all Pipeline Systems of the Borrower and its Restricted Subsidiaries that secure the Existing Credit Agreement) and the Guaranty, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the General Partner (on behalf of the Borrower) to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) after giving effect to the Transactions and the initial Extensions of Credit, no Default or Event of Default has occurred and is continuing; (C) since December 31, 2013, there has not occurred a Material Adverse Effect or any event, condition or contingency that could reasonably be expected to have a Material Adverse Effect; and (D) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 and Section 6.2.

(ii) Certificate of Secretary of each Credit Party and General Partner.

(A) A certificate of a Responsible Officer of each Credit Party (or the General Partner) certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (I) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (II) the partnership agreement, bylaws or other governing document of such Credit Party as in effect on the Closing Date, and (III) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and

(B) A certificate of a Responsible Officer of the General Partner certifying as to the incumbency and genuineness of the signature of each officer of the General Partner executing Loan Documents on behalf of the Borrower and each other applicable Credit Party and certifying that attached thereto is a true, correct and complete copy of (I) the certificate of formation (or equivalent), as applicable, of the General Partner and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization or formation (or equivalent), as applicable, (II) its limited liability company agreement and other governing documents of the General Partner as in effect on the Closing Date, and (III) resolutions duly adopted by the board of directors (or other governing body) of the General Partner appointing officers thereof and authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents on behalf of the Borrower and each other applicable Credit Party.

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv) Opinions of Counsel. Opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).

(c) Initial Availability Certificate. An Availability Certificate evidencing an initial Availability of not less than $203,500,000.

(d) Personal Property Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received in proper form for filing or recording all financing statements and other documents to be filed or recorded that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests shall constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).

(ii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents (if any), together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents (if any) together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.

(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy and tax liens), in form and substance reasonably satisfactory thereto, made against the Legacy Gathering System and the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in the Legacy Gathering System or the assets of such Credit Party, indicating among other things that the Legacy Gathering System and the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens and Liens to be released on the Closing Date).

(iv) Property and Liability Insurance. The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property and liability insurance covering each Credit Party,(with appropriate endorsements naming the Administrative Agent as lender’s loss payee on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Administrative Agent, copies of such insurance policies.

(v) Other Collateral Documentation. The Administrative Agent shall have received any documents reasonably requested thereby or as required by the terms of the Security Documents to evidence its security interest in the Collateral.

(e) Real Property Collateral. With respect to each parcel of real property on which a building or mobile home is located that is subject to a Mortgage, the Administrative Agent shall have received (A) a “life of loan” flood hazard certification from the National Research Center, or any successor agency thereto and, (B) if such parcel of real property is located in a special flood hazard area:

(i) notices to (and confirmation of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program because the community does not participate in the National Flood Insurance Program; and

(ii) to the extent flood hazard insurance is available in the community in which the real property is located, a copy of one of the following: (w) the flood hazard insurance policy, (x) the Borrower’s application for a flood hazard insurance policy, together with proof of payment of the premium associated therewith, (y) a declaration page confirming that flood hazard insurance has been issued to the Borrower or (z) such other evidence of flood hazard insurance reasonably satisfactory to the Administrative Agent.

(f) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement, the other Loan Documents and the Transaction Documents (other than landowner or counterparty consents and approvals disclosed to the Administrative Agent and required in connection with the transfer on the Closing Date of certain Properties constituting part of the Legacy Gathering System) and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii) No Injunction, Etc. No action, proceeding or investigation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the Transactions contemplated hereby or thereby, which, in the Administrative Agent’s reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement, the other Loan Documents or the Transaction Documents.

(g) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received (A) the audited Consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2011, December 31, 2012, and December 31, 2013 and the related audited Consolidated statements of income, shareholder’s equity and cash flows for the Fiscal Years then ended and (B) unaudited Consolidated balance sheets of the Borrower and its Subsidiaries and related unaudited Consolidated statements of income and cash flows, in each case, as of the fiscal quarters ended March 31, 2014, June 30, 2014, and September 30, 2014.

(ii) Pro Forma Financial Statements; Compliance Certificate. The Administrative Agent shall have received (A) pro forma Consolidated financial statements for the Borrower and its Subsidiaries for the periods corresponding to Article 11 of Regulation S-X (which is the same period for which financials would be prepared pursuant to Section 3-05 of Regulation S-X for the Legacy Gathering System), prepared after giving pro forma effect to each of the Transactions calculated on a pro forma basis after giving effect to the Transactions (prepared in accordance with Regulation S-X under the Securities Act of 1933, and all other rules and regulations of the SEC under the Securities Act of 1933, and including other adjustments previously agreed between the Borrower and the Arrangers) and (B) a Compliance Certificate dated as of the Closing Date demonstrating pro forma compliance with the financial covenants set forth in Section 9.15 as of the last day of the period described in clause (A) (after giving effect to the consummation of the Transactions occurring on the Closing Date).

(iii) Legacy Gathering System Financial Statements. The Administrative Agent shall have received the audited balance sheet with respect to the Legacy Gathering System and the related audited statements of income and retained earnings and cash flows for the four-quarter period ended on December 31, 2014, which shall be substantially consistent with the unaudited financial statements with respect to the Legacy Gathering System that were previously provided to the Arrangers.

(iv) Financial Condition/Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the General Partner (on behalf of the Borrower), that after giving pro forma effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

(v) Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder and (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid and invoiced at least two Business Days prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings, including for recording costs (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(h) Liquidity. After giving effect to the consummation of the Transactions occurring on the Closing Date, the Borrower shall have Liquidity of not less than $25,000,000.

(i) Miscellaneous.

(i) Existing Indebtedness. All existing Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement shall be repaid in full, all commitments (if any) in respect thereof shall be terminated and all guarantees therefor and Liens therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance reasonably satisfactory to it evidencing such repayment, termination and release.

(ii) Amendment of Azure Credit Agreement. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Azure Credit Agreement shall have been amended (or will be amended substantially contemporaneously with the effectiveness of this Agreement) to permit the Transactions.

(iii) Amendment of AES Contracts. The Administrative Agent shall have received evidence satisfactory to it that each of the AES Transloading Contracts shall have been amended to provide for a new five-year minimum volume commitment under the current economic terms of such agreements.

(iv) AES Letter of Credit. The Administrative Agent shall have received the AES Letter of Credit.

(v) Risk Management Policy and Credit Policy. The Administrative Agent shall have received copies of the Risk Management Policy and Credit Policy, each in form and substance satisfactory to the Administrative Agent.

(vi) Consummation of the Transactions. The Administrative Agent shall (A) have received duly executed copies of all Material Contracts and the Transaction Documents, together with all exhibits, schedules, amendments, supplements and modifications thereto, as in effect on the Closing Date and (B) be reasonably satisfied that the Transactions shall have been consummated in accordance with the Transaction Documents substantially contemporaneously with the initial Extensions of Credit hereunder.

(vii) PATRIOT Act, etc. The Borrower and each of the Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent not less than five (5) Business Days prior to the Closing Date in order to comply with requirements of the PATRIOT Act and other applicable know your customer and anti-money laundering rules and regulations.

Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything to the contrary in the foregoing Section 6.1, the items specified in Section 8.18 shall be delivered within the time period set forth therein.

SECTION 6.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a).

(d) Availability Deficiency. During the Availability Period and after giving the relevant borrowing, continuation, conversion, issuance or extension date, no Availability Deficiency exists.

(e) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:

SECTION 7.1 Organization; Power; Qualification. Each of the Borrower and each Restricted Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its material Properties and to carry on its material business as now being and hereafter proposed to be conducted and to consummate the Transactions (including the acquisition of the Legacy Gathering System) and (c) is duly qualified to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.2 Ownership. As of the Closing Date, the Borrower does not have any Subsidiaries or any Equity Interests in any other Person other than those specifically disclosed on Schedule 7.2. As of the Closing Date, the capitalization of the Borrower and each of its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series (including all common and preferred Equity Interests), with or without par value, described on Schedule 7.2. As of the Closing Date, all such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, in each case, except as described in Schedule 7.2. As of the Closing

Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of the Borrower or any Subsidiary thereof, except as described on Schedule 7.2.

SECTION 7.3 Authorization; Enforceability. Each of the Borrower and, as applicable, each Restricted Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement to the extent it is a party hereto, each of the other Loan Documents to which it is a party and the consummation of the Transactions (including the acquisition of the Legacy Gathering System), in each case, in accordance with their respective terms. This Agreement, each of the other Loan Documents and each of the Transaction Documents have been duly executed and delivered by the duly authorized officers of each of the Borrower (or the General Partner acting on behalf of the Borrower) and each Restricted Subsidiary thereof that is a party hereto or thereto, and each such document constitutes the legal, valid and binding obligation of each of the Borrower and each Restricted Subsidiary thereof that is a party hereto or thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and general principles of equity.

SECTION 7.4 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each of the Borrower and each Restricted Subsidiary thereof of the Loan Documents and Transaction Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby (including the acquisition of the Legacy Gathering System) do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any of the Borrower or any Restricted Subsidiary thereof where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any of the Borrower or any Restricted Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its Properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Loan Documents, other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC, (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office and (iv) Mortgage filings with the applicable county recording office or register of deeds.

SECTION 7.5 Compliance with Law; Governmental Approvals. Each of the Borrower and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law, FERC or any State Pipeline Regulatory Agency for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding and (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties (including all rules, regulations and orders of FERC and all State Pipeline Regulatory Agencies applicable to the Pipeline Systems) except in each case (a) or (b) where the failure to have or comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.6 Tax Returns and Payments. Each of the Borrower and each Restricted Subsidiary thereof has duly filed or caused to be filed all federal and other material Tax returns required by Applicable Law to be filed by it, and has paid, caused to be paid or made adequate provision for the payment of all federal and other material Taxes required by Applicable Law to be paid by it (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the Borrower or such Restricted Subsidiary, as applicable).

SECTION 7.7 Intellectual Property Matters. Each of the Borrower and each Restricted Subsidiary thereof owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. To the knowledge of the Borrower, neither the Borrower nor any Restricted Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.8 Environmental Matters. Except to the extent such violation could not reasonably be expected to have a Material Adverse Effect, to the Borrower’s knowledge, neither the Borrower’s nor any Subsidiary’s business operations nor any of their respective Properties are in violation of any Environmental Laws, including without limitation requirements to obtain, maintain, and comply with any permits, licenses, registrations, or other authorizations under Environmental Laws. No claims of any nature have been filed, or to the Borrower’s knowledge threatened, against, the Borrower or any of its Subsidiaries pursuant to any Environmental Law that could reasonably be expected to have a Material Adverse Effect. Except to the extent such release(s) could not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Borrower, no release of hazardous substances or other pollutants (as those terms are defined by Environmental Laws) has occurred in connection with the Borrower’s or any other Credit Party’s business or operations (or the business or operations of their respective Subsidiaries. Except as could not be reasonably expected to have a Material Adverse Effect, to the Borrower’s knowledge, none of the Borrower nor any of its Subsidiaries are subject to any liabilities under Environmental Law or relating to releases of hazardous substances or pollutants.

SECTION 7.9 Employee Benefit Matters. Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Employee Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Applicable Law, (y) there are no existing or pending (or to the knowledge of the Borrower, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Employee Benefit Plan to which the Borrower or any Restricted Subsidiary has incurred or otherwise has or could have an obligation or any liability and (z) no ERISA Event is reasonably expected to occur. Except for those that would not, in the aggregate, have a Material Adverse Effect, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. Except for those that would not, in the aggregate, have a Material Adverse Effect, no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made. Except for those that would not, in the aggregate, have a Material Adverse Effect, no ERISA Affiliate has incurred any liability under Title IV of ERISA that remains outstanding (other than PBGC premiums due but not delinquent).

SECTION 7.10 Margin Stock. None of the Borrower nor any Restricted Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock, and none of the proceeds of the Loans will be used to purchase or carry Margin Stock.

SECTION 7.11 Government Regulation. None of the Borrower nor any Restricted Subsidiary thereof is an investment company or a company controlled by an investment company (as each such term is defined or used in the Investment Company Act of 1940) and none of the Borrower nor any Restricted Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, or any other Applicable Law which limits its ability to incur indebtedness or perform its obligations hereunder.

SECTION 7.12 Material Contracts. Schedule 7.12 sets forth a complete and accurate list of all Material Contracts of the Borrower and each Restricted Subsidiary thereof in effect as of the Closing Date. Other than as set forth in Schedule 7.12, as of the Closing Date, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. As of the Closing Date, none of the Borrower nor any Restricted Subsidiary thereof (nor, to its knowledge, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

SECTION 7.13 Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 6.1(g)(i) fairly present, in all material respects, on a Consolidated basis the financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material Indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for Taxes and material commitments, in each case, to the extent required to be disclosed under GAAP. The pro forma financial statements delivered pursuant to Section 6.1(g)(ii) have been prepared on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions at the time such projections were prepared (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that actual results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Credit Parties make no representation that such projections will be realized).

SECTION 7.14 No Material Adverse Change. Since December 31, 2013, there has not occurred a Material Adverse Effect or any event, condition or contingency that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.15 Solvency. The Borrower and the Restricted Subsidiaries thereof, on a consolidated basis, are Solvent.

SECTION 7.16 Title to Properties.

(a) Each of the Borrower and each Restricted Subsidiary thereof has good and indefeasible title in fee simple to, valid leasehold interests in, or good and valid title (in the case of the Rights-of-Way) to all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date (and after giving effect to the transactions contemplated by the Transaction Documents (including the acquisition of the Legacy Gathering System)), the Properties of each of the Borrower and each Restricted Subsidiary thereof are subject to no Liens except Permitted Liens.

(b) The Pipeline Assets are covered by recorded Rights-of-Way in favor of each applicable Credit Party, except where the failure of the Pipeline Assets to be so covered, individually or in the aggregate, (i) does not materially interfere with the ordinary conduct of the businesses of such Credit Party, (ii) does not materially detract from the value or the use of the portion of the Pipeline Assets which are not covered or (iii) could not reasonably be expected to have a Material Adverse Effect, and except for Rights-of-Way relating to newly-acquired Pipeline Assets which are in the process of being obtained and recorded.

(c) The Rights-of-Way establish a contiguous and continuous right-of-way for Pipeline Assets and grant each applicable Credit Party and its successors and assigns, the right to construct, operate and maintain the applicable Pipeline Assets in, over, under or across the land covered thereby in the same way that a prudent owner and operator in the midstream pipeline business would construct, operate and maintain similar assets pursuant to similar rights-of-way; provided that (i) some of such Rights-of-Way granted to the applicable Credit Party (or its predecessor in interest) by private parties and Governmental Authorities are revocable at the right of the applicable grantor, (ii) some of such Rights-of-Way cover land that is subject to liens in favor of third parties that have not been subordinated to such Rights-of-Way; (iii) some of such Rights-of-Way are subject to certain title defects and limitations and restrictions; and (iv) some of such Rights-of-Way are subject to minor gaps or irregularities in contiguity or continuity; provided further, that none of the limitations, defects, and restrictions described in clauses (i), (ii), (iii) and (iv) above, individually or in the aggregate, (x) materially interfere with the ordinary conduct of business of such Credit Party, (y) materially detract from the value or the use of the portion of the Pipeline Assets which are covered or (z) could reasonably be expected to have a Material Adverse Effect.

(d) There has been no and there is not presently any occurrence of (i) any breach or event of default on the part of any Credit Party with respect to any Rights-of-Way, (ii) to the knowledge of the Borrower, any breach or event of default on the part of any other party to any Rights-of-Way, and (iii) , any event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of any Credit Party with respect to any Rights-of-Way or, to the knowledge of the Borrower, on the part of any other party thereto, in each case, to the extent such breach or default, individually or in the aggregate, (A) materially interferes with the ordinary conduct of the businesses of such Credit Party, (B) materially detracts from the value or the use of the portion of the Pipeline Systems covered thereby and (C) could reasonably be expected to have a Material Adverse Effect;

(e) (i) the Rights-of-Way are in full force and effect in all material respects and are valid and enforceable against the parties thereto in accordance with their terms (subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws affecting creditors’ rights generally and subject to, as to enforceability, general principles of equity) and (ii) all rental and other payments due thereunder by the Credit Parties and their predecessors in interest, have been duly paid in accordance with the terms of the Rights-of-Way, except to the extent that the failure to do so, individually or in the aggregate, (A) does not materially interfere with the ordinary conduct of the businesses of the Credit Parties taken as a whole, (B) does not materially detract from the value or the use of the portion of the Pipeline Systems covered thereby and (C) could not reasonably be expected to have a Material Adverse Effect.

(f) The applicable portions of the Pipeline Systems are located within the confines of the descriptions contained in the applicable Rights-of-Way in all material respects and do not encroach upon any adjoining property (not otherwise subject to any Rights-of-Way) in any one or more material and adverse respects to the owners of such adjoining property.

SECTION 7.17 Litigation. Except as set forth on Schedule 7.17, (a) there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any of its Properties, or any of its Restricted Subsidiaries which purport to materially affect or pertain to (i) this Agreement or any other Loan Document, or (ii) any of the Transactions or which could reasonably be expected to have a Material Adverse Effect, and (b) no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to materially enjoin or restrain the (i) execution, delivery or performance of this Agreement or any other Loan Document or (ii) the consummation of the Transactions, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

SECTION 7.18 Anti-Terrorism; Anti-Money Laundering. None of the Borrower nor any of its Subsidiaries or, to the Borrower’s knowledge, any of their Related Parties (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”) or (iii) is a Sanctioned Person.

SECTION 7.19 Absence of Defaults. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower or any Restricted Subsidiary thereof and none of the Borrower or any of its Restricted Subsidiaries is in default under or with respect to any other obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

SECTION 7.20 Insurance. The properties of each of the Borrower and each of its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Restricted Subsidiary operates.

SECTION 7.21 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower and any Restricted Subsidiary thereof are subject, and all other matters known to them, that, to the Borrower’s knowledge, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the representations or warranties made by any Credit Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Credit Party in connection with the Loan Documents, the Transaction Documents and the Transactions, taken as a whole, contains any untrue statement of a material fact or omits any material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

SECTION 7.22 Flood Hazard Insurance. With respect to each parcel of real property on which a building or mobile home is located that is subject to (or is required to be subject to) a Mortgage, the Administrative Agent has received (a) such flood hazard certifications, notices and confirmations thereof, and effective flood hazard insurance policies as are described in Section 6.1(d)(i) with respect to real property collateral on the Closing Date, and (b) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums that are now due thereon have been paid in full.

SECTION 7.23 [Reserved.]

SECTION 7.24 Deposit and Hedging Brokerage Accounts. As of the Closing Date, each of the Borrower’s and each Restricted Subsidiary’s bank depository accounts, securities accounts and hedging brokerage accounts is listed on Schedule 7.24.

SECTION 7.25 [Reserved.]

SECTION 7.26 Foreign Corrupt Practices.

(a) Neither any of the Borrower nor any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or other person acting on behalf of the Borrower or any such Subsidiary has taken any action, directly or, to the knowledge of the Borrower, indirectly, that would result in a violation by such persons of the FCPA and the rules and regulations thereunder or any other applicable anti-corruption law.

(b) No Loan or Letter of Credit nor any part of the proceeds of the Loans or Letters of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

SECTION 7.27 State and Federal Regulation. None of the Pipeline Systems owned as of the Closing Date or any expansions thereof include any interstate common carrier pipeline operations regulated by FERC under the Interstate Commerce Act. The Pipeline Systems owned as of the Closing Date and any expansions thereof are subject to regulation by the State Pipeline Regulatory Agencies and are exempt from FERC’s jurisdiction under Section 1(b) of the Natural Gas Act.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitments terminated, the Borrower will, and will cause each of its Restricted Subsidiaries (and, with respect to Sections 8.9, 8.10, and 8.14, its Unrestricted Subsidiaries) to:

SECTION 8.1 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as practicable and in any event within 120 days (or, if earlier, not later than 15 days after delivering such financial statements to the SEC) after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2014), an audited Consolidated balance sheet of the Borrower (and, if there are any Unrestricted Subsidiaries, unaudited consolidating) as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing, prepared in accordance with generally accepted auditing standards and is not subject to any going concern or similar qualification or exception or any qualification as to the scope of such audit. If the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, concurrently with the financial information required by this clause (a), the Borrower shall provide a reasonably detailed presentation of the consolidated financial position and results of operations of the Borrower and its Restricted Subsidiaries as of the end of and for such fiscal year which financial presentation shall exclude the financial position and results of operations of the Unrestricted Subsidiaries and be certified by the chief financial officer of the General Partner (on behalf of the Borrower) as fairly presenting in all material respects such consolidated financial position and results of operations as of the end of and for such year.

(b) Quarterly Financial Statements. As soon as practicable and in any event within 45 days (or, if earlier, not later than 5 days after delivering such financial statements to the SEC) after the end of each of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2015), an unaudited Consolidated balance sheet of the Borrower as of the close of such fiscal quarter and unaudited Consolidated (and, if there are any Unrestricted Subsidiaries, consolidating) statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the General Partner (on behalf of the Borrower) to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes. If the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, concurrently with the financial information required by this clause (b), the Borrower shall provide a reasonably detailed presentation of the consolidated financial position and results of operations of the Borrower and its Restricted Subsidiaries as of the end of and for such fiscal quarter which financial presentation shall exclude the financial position and results of operations of the Unrestricted Subsidiaries and be certified by the chief financial officer of the General Partner (on behalf of the Borrower) as fairly presenting in all material respects such consolidated financial condition and results of operations as of the end of and for such fiscal quarter.

SECTION 8.2 Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) at each time financial statements are delivered pursuant to Sections 8.1(a) or (b), (i) a duly completed and executed Compliance Certificate and (ii) during the Availability Period, an Availability Certificate;

(b) as soon as available and in any event within 30 days after the end of each Fiscal Year, an annual operating, capital and cash flow budget of the Borrower for the immediately following fiscal year and detailed on a quarterly basis;

(c) promptly after the furnishing thereof, copies of any statement or report furnished outside the ordinary course of business to any holder of Indebtedness having an aggregate principal amount of more than $5,000,000 of any Credit Party pursuant to the terms of any indenture, loan or credit or similar agreement;

(d) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any Subsidiary thereof with any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of the Borrower generally, and copies of all annual, regular, periodic and special reports, long-term incentive plans and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry outside the ordinary course of business by such agency regarding financial or other operational results of any Credit Party or any Restricted Subsidiary thereof;

(g) within five (5) Business Days after making a public filing with the SEC with respect to those activities requiring a public filing or promptly after available with respect to those activities in which no public filing is made, copies of each material amendment or modification to, waiver of, or consent to departure from, the Partnership Agreement, the Risk Management Policy, the Credit Policy, or any Material Contract;

(h) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable know your customer and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender;

(i) promptly upon execution thereof, a copy of any Material Contract entered into after the Closing Date and, in the case of any Material Contract, any material amendments, waivers or other modifications thereto;

(j) no later than ten (10) days after any Responsible Officer of any Credit Party or the General Partner obtains knowledge thereof, notice of the expiration or termination (other than, after the Availability Period, expiration in accordance with the stated term thereof) of any Material Contract or any AES GGP Producer Contract (other than any AES GGP Producer Contract that has been assigned by AES to a Credit Party);

(k) as soon as reasonably possible after a written request is made by the Administrative Agent from time to time, such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.2(f) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 12.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 8.2 to the Administrative Agent by electronic mail. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be public-side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked PUBLIC which, at a minimum, means that the word PUBLIC shall appear prominently on the first page thereof; (x) by marking Borrower Materials PUBLIC, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked PUBLIC are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked PUBLIC as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

SECTION 8.3 Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party or the General Partner obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) the occurrence of any Default or Event of Default;

(b) any event that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, any Material Contract or other contractual obligation of any Credit Party; (ii) any dispute, alleged violation, litigation, investigation, proceeding or suspension between any Credit Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party, in each case, to the extent such events may reasonably be expected to result in a Material Adverse Effect;

(c) the failure of AES to pay any portion of the AES Obligations in the aggregate principal amount in excess of $500,000 as and when the same originally becomes due and payable; and

(d) (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, and (ii) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that an ERISA Event has occurred.

Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrower or the General Partner (on behalf of the Borrower) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 8.4 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.4 and 9.5, (a), preserve and maintain its separate legal existence in its jurisdiction of formation, (b) preserve and maintain all rights, franchises, licenses and privileges necessary to the conduct of its business, except to the extent that failure to do so could not reasonably be expected to cause a Material Adverse Effect, and (c) qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 8.5 Maintenance of Property and Licenses.

(a) In addition to the requirements of any of the Security Documents, (i) protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; (ii) maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property necessary in or material to its business; (iii) from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary in or material to its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, and (iv) use the standard of care typical in the industry in the operation and maintenance of its facilities, in the case of clauses (i)-(iv), except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, in full force and effect, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted except as such where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.6 Insurance.

(a) Maintain, with financially sound and reputable insurers independent of any Credit Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. The Administrative Agent shall be named as an additional insured and/or lender’s loss payee under all such policies, without liability for premiums or club calls.

(b) Obtain flood insurance in such total amount as the Administrative Agent may from time to time require, if at any time the area in which a building or mobile home located on any real property encumbered by a Mortgage in favor of the Administrative Agent is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 8.7 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP.

SECTION 8.8 Payment of Obligations. Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, except for such obligations and liabilities that are being diligently contested in good faith by appropriate proceedings and except to the extent such failure could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.9 Compliance with Laws and Approvals.

(a) Comply, in all material respects, with all Applicable Laws, including without limitation, the Federal Fair Labor Standards Act, ERISA, the Foreign Corrupt Practices Act, and the rules and regulations promulgated by the U.S. Department of Treasury Office of Foreign Asset Control, except such as may be contested in good faith or as to which a bona fide dispute may exist or which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect on the Borrower and its Restricted Subsidiaries, taken as a whole; and

(b) Maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.10 Environmental Laws. In addition to and without limiting the generality of Section 8.9, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect: (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws.

SECTION 8.11 Compliance with ERISA. In addition to and without limiting the generality of Section 8.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or Tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any Tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 8.12 Visits and Inspections. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its respective properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its respective affairs, finances and accounts with its respective directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours once per calendar year, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists the Administrative Agent may do any of the foregoing at the expense of the Borrower at any time and as often as requested during normal business hours.

SECTION 8.13 Additional Collateral and Real Property.

(a) Additional Domestic Subsidiaries. Promptly after the creation or acquisition of any Restricted Subsidiary that is a Domestic Subsidiary (and, in any event, within thirty (30) days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion) cause such Person to (i) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Security Documents and any thresholds and exclusions set forth in this Section 8.13) owned by such Person by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 and applicable to such Person as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the certificated Equity Interests of such

Person owned by any Credit Party, (v) deliver to the Administrative Agent such updated Schedules to the Security Documents as requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing or any provision of any Loan Document to the contrary, in no event shall (i) any Excluded Subsidiary become a Guarantor or pledge or grant a security interest in any of its assets as Collateral or (ii) more than 65% of the voting Equity Interests and 100% of the non-voting Equity Interests in any Excluded Subsidiary be pledged as Collateral.

(b) [Reserved.]

(c) Real Property Collateral. With respect to the construction or acquisition by any Credit Party of any new Pipeline System, the expansion of any Pipeline System, or the acquisition of other owned real property, in each case after the Closing Date and with a value in excess of $5,000,000, that is not subject to the existing Security Documents (i) promptly, (and, in any event, within thirty (30) days after the last day of the fiscal quarter within which such construction or expansion was completed or acquisition occurred, as such time period may be extended by the Administrative Agent in its sole discretion), notify the Administrative Agent and (ii) promptly (and in any event, within sixty (60) days after the last day of the fiscal quarter within which such construction or expansion was completed or acquisition occurred, as such time period may be extended by the Administrative Agent, in its sole discretion), deliver such mortgages, deeds of trust, existing environmental reports, existing surveys and other documents (including, if a building or mobile home is located on such real property, “life of loan” flood hazard certifications or evidence of flood insurance to the extent required by Section 8.6(b)) reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien, other than Permitted Liens, on such real property in favor of the Administrative Agent, for the benefit of the Secured Parties, all in form and substance reasonably acceptable to the Administrative Agent; provided that (i) in no event shall the aggregate value of any new Pipeline Systems, expansions of new or existing Pipeline Systems and other real property acquired after the Closing Date that are not subject a Lien in favor of the Administrative Agent under the Security Documents exceed $25,000,000 in value (subject to the time periods set forth in this Section 8.13(c)) and (ii) if applicable, any “life of loan” flood hazard certifications and, if applicable, evidence of flood insurance shall be delivered before or contemporaneously with the delivery of any mortgages and deeds of trust applicable to any such real property.

(d) Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 8.13(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction (unless it is an Unrestricted Subsidiary) shall be required to so comply with Section 8.13(a) or (b), as applicable, within thirty (30) days after the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).

(e) Pledged Collateral. The Credit Parties shall cause all Equity Interests held by any Credit Party in any other Person to be subject at all times (subject to the time periods set forth in this Section 8.13 and the Security Documents) to a first priority perfected Lien (subject to Permitted Liens) in favor of the Administrative Agent, for the benefit of the Secured Parties, to the extent such pledge is not prohibited by the terms of any organizational document, joint venture agreement or shareholders’ agreement governing such Person; provided that in no event shall more than 65% of the voting Equity Interests and 100% of the non-voting Equity Interests in any Excluded Subsidiary be pledged as Collateral.

(f) Exclusions. The provisions of this Section 8.13 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

SECTION 8.14 Legal Separateness.

(a) Cause the management, business and affairs of each of the Borrower and the Restricted Subsidiaries to be conducted in such a manner so that Azure and its Subsidiaries (other than the Borrower and its Subsidiaries) will be treated as entities separate and distinct from the Borrower and its Subsidiaries.

(b) Prohibit any of its Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of Azure or any of its Subsidiaries (other than the Borrower and its Subsidiaries).

(c) Cause the management, business and affairs of each of the Borrower and the Restricted Subsidiaries to be conducted in such a manner, including, without limitation, by keeping separate books of account, furnishing separate financial statements of non-wholly owned Unrestricted Subsidiaries, joint ventures and wholly-owned Unrestricted Subsidiaries (to the extent any such wholly-owned Unrestricted Subsidiary has Indebtedness for borrowed money or has been capitalized pursuant to Investments permitted under Sections 9.3(k) or (n) (other than de minimis Investments required by applicable law in connection with the initial capitalization of such Unrestricted Subsidiary)) to creditors and potential creditors thereof and by not permitting Properties of the Borrower and the other Restricted Subsidiaries to be commingled) so that each non-wholly owned Unrestricted Subsidiary, joint venture and each wholly-owned Unrestricted Subsidiary (to the extent any such wholly-owned Unrestricted Subsidiary has Indebtedness for borrowed money or has been capitalized pursuant to Investments permitted under Sections 9.3(k) or (n) (other than de minimis Investments required by applicable law in connection with the initial capitalization of such Unrestricted Subsidiary)) will be treated as an entity separate and distinct from the Borrower and the Restricted Subsidiaries.

(d) Prohibit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries or joint venture, except as permitted by Section 9.1(i).

(e) Prohibit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Borrower or any other Restricted Subsidiary.

SECTION 8.15 Use of Proceeds.

(a) Use the proceeds of the Extensions of Credit solely (i) to finance the Transactions, (ii) to finance the Borrower’s ongoing working capital requirements, (iii) for Permitted Acquisitions and Capital Expenditures, (iv) to fund quarterly distributions by the Borrower of all Available Cash to the extent permitted hereby, (v) to pay any costs, fees and expenses due hereunder or under any other Loan Document and (vi) for other general corporate purposes.

(b) Notwithstanding the foregoing, no part of the proceeds of any Loans or Letter of Credit will be used by the Borrower or its Subsidiaries, (i) to purchase or carry Margin Stock, (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law or (iii) to unlawfully fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, the Arrangers, the Administrative Agent, the Issuing Lender or the Swingline Lender) of any Anti-Terrorism Laws.

SECTION 8.16 Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 8.17 Cash Management Services. Maintain all material cash management services (including treasury, depository, overdraft, credit or debit card or other cash management arrangements) with Lenders or Affiliates thereof; provided, that if any such material cash management services are with a Person who ceases to be a Lender or Affiliate of a Lender, the borrower and its Restricted Subsidiaries shall have ninety (90) days to move such services to a Lender of Affiliate of a Lender.

SECTION 8.18 Post Closing Matters. Execute, deliver and complete, or cause to be executed, delivered and completed, as applicable, the documents and tasks set forth on Schedule 8.18, in each case in form and substance reasonably satisfactory to the Administrative Agent and within the time limits specified on such schedule (as such limits may be extended by the Administrative Agent in its sole discretion).

ARTICLE IX

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitments terminated, the Borrower will not, and will not permit any of its Restricted Subsidiaries (and, with respect to Section 9.17, any of its Unrestricted Subsidiaries), to:

SECTION 9.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) the Obligations;

(b) Indebtedness incurred pursuant to Hedge Agreements entered into with an Acceptable Counterparty (i) to hedge or mitigate risks to which any Credit Party has actual exposure (other than those in respect of Equity Interests) or (ii) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Credit Party;

(c) Indebtedness consisting of trade payables in the ordinary course of business and consistent with past practices;

(d) Indebtedness existing on the Closing Date and listed on Schedule 9.1 and any refinancings, renewals or extensions thereof, in each case with an aggregate principal amount not to exceed the aggregate principal amount of such Indebtedness outstanding at the time of such refinancing, renewal or extension plus any increases resulting from fees, expenses or premiums incurred in connection with such refinancing, renewal or extension;

(e) purchase money Indebtedness (including Capital Leases) in a maximum principal amount not exceeding, together with Indebtedness outstanding pursuant to Section 9.1(k), $20,000,000, to the extent secured by purchase money security interests in Property (including Capital Leases) so long as such security interests do not apply to any property of a Credit Party other than the Property so acquired and any improvements, fixtures or accessions to such Property, and the Indebtedness secured thereby does not exceed the cost of such Property so acquired and the cost of any improvements, fixtures or accessions to such Property, as the case may be, or any refinancings, renewals or extensions thereof;

(f) Guarantees with respect to Indebtedness permitted pursuant to this Section 9.1;

(g) unsecured intercompany Indebtedness owed by any Credit Party to another Credit Party; provided that such loans are subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(h) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods or services, so long as such obligations are incurred in the ordinary course of business;

(i) Indebtedness consisting of unsecured Guarantees of the obligations of Unrestricted Subsidiaries or joint ventures up to, together with Investments made pursuant to Section 9.3(n), $10,000,000;

(j) other unsecured Indebtedness (other than Disqualified Capital Stock) issued by one or both of the Borrower and Finance Co; provided that (i) such Indebtedness does not provide for any amortization of principal or any scheduled or mandatory prepayments, redemptions, repayments, or defeasance of principal on any date prior to 91 days after the Maturity Date (other than provisions requiring offers to repurchase in connection with asset sales or any change of control), (ii) such Indebtedness has a scheduled maturity date that is no earlier than 91 days after the Maturity Date, (iii) the financial ratio covenants, negative covenants and events of default pertaining to such Indebtedness are not materially more onerous, taken as a whole, than the financial ratio covenants, negative covenants and Events of Default contained in this Agreement and (iv) both immediately before and immediately after giving effect to the incurrence of any such Indebtedness, no Event of Default exists or would exist after giving effect to any concurrent repayment of other Indebtedness with the proceeds of such incurrence;

(k) other Indebtedness not otherwise permitted by the foregoing clauses, in an aggregate amount not to exceed, together with Indebtedness incurred pursuant to Section 9.1(e), $20,000,000.

Notwithstanding the foregoing, in no event shall the General Partner, the Borrower or any of its Restricted Subsidiaries incur, assume, guarantee or be or become liable for any Indebtedness of Azure or any of its Affiliates (other than the Borrower and its Subsidiaries).

SECTION 9.2 Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a) Liens in existence on the Closing Date and described on Schedule 9.2, and Liens securing any refinancings, renewals or extensions of the obligations secured by such Liens on the Closing Date; provided that such Liens do not extend to any additional Property other than the Property securing such obligations and any improvements, fixtures or accessions to such Property at the time of such refinancing, renewal or extension;

(b) Liens created pursuant to the Loan Documents (including, without limitation, Liens in favor of the Swingline Lender and/or the Issuing Lender, as applicable, on Cash Collateral granted pursuant to the Loan Documents);

(c) Liens for Taxes, fees, assessments or other governmental charges or levies which are not delinquent or remain payable without penalty or the validity of which is being diligently contested in good faith by appropriate proceedings (and fully reserved for on the books of such Person in accordance with GAAP);

(d) (i) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are related to obligations that are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Credit Party, and (ii) Liens of interest owners arising pursuant to Texas Bus. & Com. Code Section 9.343, or comparable law of other states,

(e) Liens securing any Credit Party’s obligations under leases (including Capital Leases) or deferred payment purchases of Property used in such Person’s business; provided that any such Lien shall encumber only the Property under lease and any improvements, fixtures or accessions to such Property or the Property purchased with such deferred payment and any improvements, fixtures or accessions to such Property;

(f) non-consensual statutory Liens arising in the ordinary course of the Credit Parties’ business to the extent such Liens secure Indebtedness which is not past due or such Liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or are being contested in good faith by appropriate proceedings diligently pursued and available to such Credit Party prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(g) zoning restrictions, easements, licenses, covenants, servitudes, permits, conditions, land use requirements and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of the Borrower and its Subsidiaries as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(h) pledges and deposits of cash by any Credit Party in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Credit Party;

(i) pledges and deposits of cash by any Credit Party after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), public or statutory obligations, surety bonds, performance bonds and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Credit Party or in connection with any Permitted Acquisition;

(j) Liens arising from operating leases and the precautionary UCC financing statement filings in respect thereof and equipment or other materials which are not owned by any Credit Party located on the owned or leased premises of such Credit Party (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and the precautionary UCC financing statement filings in respect thereof;

(k) judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default; provided that, such Liens are being contested in good faith and by appropriate proceedings diligently pursued, adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor;

(l) Liens granted by any Credit Party on its rights under any insurance policy, but only to the extent that such Lien is granted to the insurers under such insurance policies or any insurance premium finance company to secure payment of the premiums and other amounts owed to the insurers or such premium finance company with respect to such insurance policy;

(m) Liens on cash deposits in the nature of a right of setoff, banker’s Lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;

(n) Liens securing Indebtedness permitted under Section 9.1(e); provided that any such Lien shall encumber only the Property acquired with the proceeds of such Indebtedness and any improvements, fixtures or accessions to such Property;

(o) Liens on assets of a Person acquired by the Borrower or a Restricted Subsidiary; provided that such Liens existed at the time such Person was acquired and were not created in anticipation thereof;

(p) Liens which arise in the ordinary course of business under joint venture agreements, contracts for the sale, transportation or exchange of oil and natural gas, marketing agreements, processing agreements, processing plant agreements, dehydration agreements, operating agreements, pipeline, gathering or transportation agreements, compression agreements, balancing agreements, constriction agreements, disposal agreements, and other agreements which are usual and customary in the ordinary course of the Credit Parties’ business;

(q) Liens on the Equity Interests of joint ventures in the form of a transfer restriction, purchase option, call or similar right of a third party;

(r) Liens, titles and interests of lessors (including sub-lessors) of property leased by such lessors to the Credit Parties, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Credit Parties’ interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which the Credit Parties’ leasehold interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens (i) do not secure any Indebtedness, (ii) do not materially interfere with the ordinary conduct of the business of any Credit Party, (iii) do not preclude the use of the applicable Property for its intended purpose or (iv) encumber Property of the Credit Parties other than the Property that is the subject of such leases and items located thereon;

(s) Liens by way of cash collateral or Liens on amounts owed to the Credit Parties under and as provided for in NAESB Gas Contracts, EEI Master Agreements, ISDA Master Agreements, crude oil, natural gas liquids, petroleum product sales and purchase agreements or similar types of master agreements, provided that the aggregate outstanding amount of cash collateral does not exceed $10,000,000; and

(t) Liens not otherwise permitted by the foregoing clauses of this Section 9.2; provided that the aggregate principal amount of all obligations secured under this Section 9.2(t) shall not exceed $15,000,000 and any such Lien shall not encumber the Collateral.

SECTION 9.3 Investments. Purchase, invest in or otherwise acquire (in one transaction or a series of transactions) any Equity Interests, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, all or substantially all of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:

(a) Investments existing on the Closing Date and described in Schedule 9.3;

(b) the endorsement of instruments for collection or deposit in the ordinary course of business;

(c) Investments in cash and Cash Equivalents;

(d) loans and advances by any Credit Party to employees of such Credit Party for: (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Credit Party, (ii) reasonable and necessary relocation expenses of such employees, and (iii) hardship situations being experienced by any such employee(s); provided that the aggregate amount of (i), (ii) and (iii) above does not exceed $5,000,000 at any one time outstanding;

(e) stock or obligations issued to any Credit Party by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Credit Party in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided that the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Administrative Agent, together with such stock power, assignment or endorsement by such Credit Party in order to perfect the security interest of Administrative Agent in any such stock or instrument;

(f) obligations of account debtors to any Credit Party arising from accounts receivable which are past due that are evidenced by a promissory note made by such account debtor payable to such Credit Party;

(g) unsecured loans by a Credit Party to another Credit Party after the date hereof; provided that such loans are subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(h) Investments (other than loans) of any Credit Party in another Credit Party;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit or prepayments or similar transactions entered into in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financial troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(j) Investments consisting of non-cash consideration for any Dispositions permitted under this Agreement;

(k) Equity Investments, provided that:

(i) no Default or Event of Default has occurred and is continuing at the time of such Equity Investment;

(ii) such Equity Investments may not exceed, when aggregated with prepayments, redemptions, purchases, defeasances and satisfactions made pursuant to Section 9.19 and Restricted Payments made pursuant to Section 9.6(i), $40,000,000 in the aggregate; and

(iii) in the case of one or more Equity Investments in excess of $15,000,000 in the aggregate, after giving effect to such Equity Investment, the Borrower shall have Liquidity of not less than the Liquidity Threshold For Equity Investments;

(l) Permitted Acquisitions; provided that, prior to the consummation of any Permitted Acquisition, the Borrower shall deliver to the Administrative Agent (i) to the extent available, historical financial statements for the last two fiscal years (or, if less, the number of years financial statements are available without undue cost or delay) of the Person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available and (ii) at least five (5) Business Days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the proposed date of consummation of the Permitted Acquisition, the Credit Parties shall have delivered to the Administrative Agent a certificate of the chief financial officer of the General Partner (on behalf of the Borrower) certifying that (1) such acquisition is a Permitted Acquisition, and (2) such Permitted Acquisition could not reasonably be expected to result in a Material Adverse Effect.

(m) loans to Affiliates resulting in an Affiliate Obligation; provided that without the consent of the Required Lenders, outstanding Affiliate Obligations may not exceed $5,000,000 in the aggregate at any time;

(n) Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount, together with Indebtedness outstanding pursuant to Section 9.1(i), not to exceed $10,000,000 at any one time;

(o) other Investments not otherwise permitted by the foregoing clauses in an amount not to exceed $5,000,000 in the aggregate outstanding at any one time; and

(p) prepayments, redemptions, purchases, defeasances and satisfactions permitted pursuant to Section 9.19.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

SECTION 9.4 Fundamental Changes. Merge, consolidate with or into, liquidate or dissolve, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) assets (whether now owned or hereafter acquired) to or in favor of any Person except as permitted pursuant to Section 9.5; provided that:

(a) The Borrower or any other Credit Party may participate in a consolidation or merger with any other Person so long as (i) no Event of Default is continuing or will result therefrom, (ii) if the Borrower consolidates or merges with any Person, the Borrower shall be the surviving Person, and (iii) if any other Credit Party consolidates or merges with any Person (other than the Borrower or another Credit Party) and such Credit Party is not the surviving Person, such surviving Person shall (x) expressly assume in writing (in form and substance reasonably satisfactory to the Administrative Agent) all obligations of such Credit Party under the Loan Documents and (y) take such other actions as are necessary to comply with Sections 8.13 and 8.16 (in the case of Section 8.13(a), simultaneously with the consummation of such consolidation or merger);

(b) any Credit Party (other than the Borrower) may participate in a consolidation or merger with (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) any other Credit Party;

(c) any Subsidiary that is not a Credit Party may merge with (i) another Subsidiary that is not a Credit Party or (ii) any Credit Party so long as the Credit Party is the surviving Person;

(d) any Subsidiary may wind up, dissolve, liquidate or sell or transfer its assets if (i) it would not be material to the Credit Parties, taken as a whole, as determined by the board of managers (or other governing body) of the General Partner, or (ii) (A) all of its Property is transferred to the Borrower or another Credit Party and (B) the Credit Party acquiring such Property promptly complies with its applicable obligations under Sections 8.13 and 8.16.

SECTION 9.5 Dispositions. Make any Disposition except:

(a) Dispositions of inventory in the ordinary course of business;

(b) Dispositions of worn-out, obsolete or surplus Property or the Disposition of Property no longer used or useful in the business of any Credit Party;

(c) Dispositions of account receivables to the insurer of such account receivables to the extent that one or more Credit Parties has account receivables insurance covering certain account receivables, subsequently makes a claim under such insurance, and the insurer of such account receivables requires such assignment;

(d) Dispositions of accounts receivables in connection with the collection or compromise thereof in the ordinary course of business;

(e) Dispositions between Credit Parties;

(f) Dispositions pursuant to Investments permitted by Section 9.3;

(g) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), easements, rights of way or similar rights or encumbrances in each case in the ordinary course of business and which do not secure the payment of Indebtedness (other than pursuant to the Loan Documents) and which do not individually or in the aggregate materially detract from the value of the property subject thereto or materially interfere with the business of the Credit Parties; and

(h) Dispositions (not including Dispositions described in the foregoing clauses); provided that (i) such Disposition is made for fair market value, (ii) before and immediately after giving effect to such Disposition, no Default or Event of Default has occurred and is continuing, (iii) to the extent such Disposition occurs during the Availability Period and results in an Availability Deficiency as a result of a redetermination of Availability pursuant to Section 4.3, the proceeds thereof shall be prepaid in accordance with and to the extent required by Section 2.4(b)(ii), (iv) if such Disposition occurs after the Availability Period, before and immediately after giving effect to such Disposition, the Credit Parties are in pro forma compliance with the financial covenants in Section 9.15, (v) not less than 75% of the consideration payable to the Credit Parties in connection with such Disposition is in the form of cash or Cash Equivalents, (vi) if such Disposition is of Equity Interests in a Restricted Subsidiary, such Disposition shall include all the Equity Interests of such Restricted Subsidiary and (vii) such Disposition does not constitute all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole.

SECTION 9.6 Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Restricted Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any Equity Interests of any Credit Party or any Restricted Subsidiary thereof (all of the foregoing, the “Restricted Payments”) provided that:

(a) any Credit Party may declare and make dividend payments or other distributions payable solely in their Equity Interests (other than Disqualified Capital Stock);

(b) any Credit Party may purchase, redeem or otherwise acquire their Equity Interests with the proceeds received from the substantially concurrent issue of new Equity Interests;

(c) the Borrower may declare and make cash distributions to the holders of its Equity Interests from “Available Cash”; provided that before and immediately after giving effect to such proposed distribution, (i) no Default or Event of Default exists and (ii) during the Availability Period, if an Availability Deficiency exists, the aggregate amount of Restricted Payments that may be made pursuant to this Section 9.6(c) during such Availability Deficiency shall not exceed $10,000,000;

(d) any Credit Party may declare and make cash distributions to the Borrower or another Credit Party that holds Equity Interests in such Credit Party;

(e) any Restricted Subsidiary may declare and make distributions to a Person holding its Equity Interest, ratably in accordance with the terms of the applicable class of Equity Interests;

(f) the Borrower may make payments to the General Partner constituting reimbursement for expenses it incurs, or payments it makes on behalf of the Borrower and its Subsidiaries, in each case, in accordance with the Partnership Agreement and the Omnibus Agreement; provided that before and immediately after giving effect to such payment, no Default or Event of Default exists;

(g) the Borrower may purchase its limited partnership units under the Borrower’s long-term incentive plan in substantially the same form as the applicable Long-Term Incentive Plan on file with the SEC; provided that before and immediately after giving effect to such purchase, no Default or Event of Default exists;

(h) the Borrower may make payments or other distributions to officers, directors or employees with respect to the exercise by any such Persons of options, warrants or other rights to acquire Equity Interests in the Borrower issued pursuant to an employment, equity award, equity option or equity appreciation agreement or plans entered into by the Borrower in the ordinary course of business; provided that before and immediately after giving effect to such payment or other distribution, no Default or Event of Default exists; and

(i) the Borrower may make payments, distributions, purchases, retirements or redemptions with respect to preferred Equity Interests (other than Disqualified Capital Stock) or purchases, retirements or redemptions of other Equity Interests (other than Disqualified Capital Stock) in an aggregate amount not to exceed (i) when aggregated with prepayments, redemptions, purchases, defeasances and satisfactions made pursuant to Section 9.19, $25,000,000 or (ii) when aggregated with Investments made pursuant to Section 9.3(k) and prepayments, redemptions, purchases, defeasances and satisfactions made pursuant to Section 9.19, $40,000,000; provided that (x) in the case of any one or more of such payments or distributions in excess of $15,000,000 in the aggregate, after giving effect to such payment or distribution, the Borrower shall have Liquidity of not less than the Liquidity Threshold For Certain Restricted Payments and (y) in the case of any one or more of such purchases, retirements or redemptions, after giving effect to any such purchase, retirement or redemption, the Borrower shall have Liquidity of not less than $100,000,000.

SECTION 9.7 Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of the Borrower or any of its Subsidiaries other than:

(a) transactions upon fair and reasonable terms no less favorable to any Credit Party than such Credit Party would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of such Credit Party;

(b) transactions (i) among the Credit Parties and (ii) among any Credit Party and wholly-owned Restricted Subsidiaries thereof;

(c) compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants and employees of the General Partner and the Credit Parties in the ordinary course of business;

(d) transactions approved by the conflicts committee of the General Partner;

(e) transactions with the General Partner contemplated by the Partnership Agreement; or

(f) transactions with Azure contemplated by the Omnibus Agreement.

SECTION 9.8 Accounting Changes. Change its Fiscal Year end or make (without the consent of the Administrative Agent) any significant change in accounting treatment or reporting practices except as required by GAAP.

SECTION 9.9 [Reserved.]

SECTION 9.10 Burdensome Agreements. Enter into or permit to exist any contractual obligation (other than (i) this Agreement and (ii) the Loan Documents) that limits the ability (a) of any Restricted Subsidiary of the Borrower to make any dividend or distribution to the Borrower or any other Restricted Subsidiary or to otherwise transfer Property to or invest in the Borrower or any other Restricted Subsidiary or (b) of any Credit Party to create, incur, assume or suffer to exist Liens on Collateral to secure the Obligations, except, in each case, for (i) any agreement in effect on the Closing Date, (ii) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (iii) provisions in organizational documents and other customary provisions in joint venture agreements and other similar agreements applicable to joint ventures or to other Persons that are not Restricted Subsidiaries (to the extent Investment in such joint venture or other Person is permitted under Section 9.3), (iv) customary restrictions in leases, subleases, licenses, asset sale agreements, merger agreements and acquisition agreements otherwise permitted hereby (but only to the extent any such restriction relates to the property subject to such agreement), (v) customary restrictions on assignment in easements, rights of way or similar rights or encumbrances, in each case granted to the Borrower or a Restricted Subsidiary by a third party in respect of real property owned by such third party, (vi) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (vii) customary provisions restricting assignment of any commercial agreement entered into in the ordinary course of business, (viii) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, or (ix) negative pledges incurred or provided in favor of any holder of Indebtedness permitted under Section 9.1(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

SECTION 9.11 Nature of Business. Engage in any material line of business substantially different from those lines of business carried on by the Credit Parties and their Subsidiaries on the Closing Date other than those lines of business which are reasonably related thereto or are reasonable extensions thereof.

SECTION 9.12 Amendments of Organizational Documents and Other Documents.

(a) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its constituent documents (or other similar documents) (including the Partnership Agreement including, without limitation, any amendment or modification of the definition of “Available Cash” in the Partnership Agreement) in any manner materially adverse to the rights or interests of the Lenders.

(b) Amend, modify, waive or supplement (or permit modification, amendment, waiver or supplement of) any of the terms or provisions of the Risk Management Policy, the Credit Policy, the Omnibus Agreement or any Material Contract in each case in a manner materially adverse to the interests of the Administrative Agent and the Lenders without the prior written consent of the Required Lenders.

SECTION 9.13 [Reserved.]

SECTION 9.14 [Reserved.]

SECTION 9.15 Financial Covenants.

(a) Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2015, permit the Consolidated Total Leverage Ratio to be greater than:

(i) for the last day of any fiscal quarter during a Specified Acquisition Period, 5.00 to 1.00; or

(ii) for the last day of any other fiscal quarter, 4.50 to 1.00.

(b) Consolidated Interest Coverage Ratio. As of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2015, permit the Consolidated Interest Coverage Ratio to be less than 2.50 to 1.00.

SECTION 9.16 [Reserved.]

SECTION 9.17 Prohibited Transactions.

(a) (i) Conduct any business or engage in making or receiving any contribution of funds, goods, or services to or for the benefit of any Person in violation of any Anti-Terrorism Law, (ii) deal in or otherwise engage in any transaction relating to any property or interests in property blocked pursuant to any Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law;

(b) Directly or, to the knowledge of the Borrower, indirectly, use the proceeds of any Extension of Credit, or lend, contribute or otherwise make available any proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by an individual or entity (including any individual or entity participating in the transaction) of Sanctions; or

(c) Directly or, to the knowledge of the Borrower, indirectly, use the proceeds of any Extension of Credit for any purpose which would breach the FCPA, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

SECTION 9.18 Subsidiaries.

(a) Create or acquire any additional Restricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition within thirty (30) days after such creation or acquisition and complies with Section 8.13 and this Section 9.18, as applicable;

(b) Cause any Person that becomes a Subsidiary to be an Unrestricted Subsidiary unless such Person (i) is designated as an Unrestricted Subsidiary on Schedule 7.2 as of the date hereof, (ii) is hereafter designated as an Unrestricted Subsidiary in compliance with Section 9.18(c) or (iii) is a Subsidiary of an Unrestricted Subsidiary;

(c) Designate any Subsidiary (including a newly formed or newly acquired Subsidiary) as an Unrestricted Subsidiary unless (i) written notification thereof has been provided to the Administrative Agent, and (ii) after giving effect, to such designation, (A) no Default or Event of Default would exist and (B) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made under Section 9.3; or

(d) Designate any Unrestricted Subsidiary to be a Restricted Subsidiary unless after giving effect to such designation, (i) the representations and warranties of the Borrower and the other Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation except to the extent (A) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such redesignation, such representations and warranties shall continue to be true and correct as of such specified earlier date and (B) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall be true and correct in all respects on and as of the date of such redesignation, (ii) no Event of Default would exist or result therefrom and (iii) the Borrower complies with the requirements of Section 8.13 and Section 8.14.

SECTION 9.19 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness incurred pursuant to Section 9.1(j), except for (a) refinancings, refundings, extensions or renewals of such Indebtedness that otherwise complies with Section 9.1(j) and (b) prepayments, redemptions, purchases, defeasances and satisfactions the aggregate amount of all of which shall not exceed (x) when aggregated with Restricted Payments made pursuant to Section 9.6(i), $25,000,000 or (y) when aggregated with Investments made pursuant to Section 9.3(k) and Restricted Payments made pursuant to Section 9.6(i), $40,000,000; provided that after giving effect to any such prepayment, redemption, purchase, defeasance and satisfaction under this clause (b), the Borrower shall have Liquidity of not less than $100,000,000.

ARTICLE X

DEFAULT AND REMEDIES

SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.

(c) Misrepresentation. Any representation, warranty, or certification made or deemed made by or on behalf of any Credit Party in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty or certification made or deemed made by or on behalf of any Credit Party in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2(a), 8.3(a), 8.4(a) (solely with respect to the existence of the Borrower), 8.13, 8.15 or Article IX.

(e) Default in Performance of Other Covenants and Conditions. Any Credit Party thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of any Credit Party or the General Partner having obtained knowledge thereof.

(f) Indebtedness Cross-Default. Any Credit Party or any Restricted Subsidiary thereof shall (i) fail to make any payment due (after giving effect to any applicable grace or cure period or waiver) in respect of any Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness to cause such Indebtedness to be declared to be due and payable.

(g) Change in Control. Any Change in Control shall occur.

(h) Voluntary Bankruptcy Proceeding. Any Credit Party shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts generally as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(i) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(j) Failure of Agreements. This Agreement, any Note, the Guaranty, any Security Document or any other material Loan Document shall for any reason cease to be valid and binding on any Credit Party or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any Pipeline Systems or other Collateral with a value in excess of $1,000,000 purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(k) ERISA Events. The occurrence of an ERISA Event that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to subject any of the Credit Parties to liability in excess of $15,000,000.

(l) Monetary Judgment. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any of the Credit Parties or any Restricted Subsidiary of any Credit Party involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer is contractually obligated to pay and which is reasonably expected to be paid by such insurer) as to any single or related series of transactions, incidents or conditions, of $15,000,000 or more; the liability for which remains in excess of $15,000,000 for thirty (30) days and is not the subject of an appeal, with appropriate bond or other surety being posted to suspend the effects of any such judgments.

(m) Non-Monetary Judgments. Any non-interlocutory non-monetary judgment, order or decree is entered against any of the Credit Parties or any Restricted Subsidiary of any Credit Party which does or would reasonably be expected to have a Material Adverse Effect.

(n) Swap Obligations. There shall have occurred, with respect to any Hedge Agreement to which a Credit Party is a party with a Hedge Termination Value of $15,000,000 or more that would be payable by such Credit Party, an “Event of Default” or a “Termination Event” (as defined in the applicable ISDA Master Agreement and any related Credit Support Annex or Schedule) which entitles the applicable Hedge Bank to terminate the Hedge Agreement.

SECTION 10.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Credit Facility. Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided that upon the occurrence of an Event of Default specified in Section 10.1(h) or (i), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c) General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lender, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a Lender party hereto.

SECTION 10.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3. For the avoidance of doubt, nothing contained herein shall authorize the Administrative Agent to consent to or adopt on behalf of any Lender any plan of reorganization.

SECTION 10.6 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b) Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1 Appointment and Authority.

(a) Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 11.6) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term agent herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 11.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term Lender or Lenders shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its good faith opinion or the good faith opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 11.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 11.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 11.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 11.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

SECTION 11.9 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender shall have been made), (B) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 12.2;

(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and

(iii) to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.9. In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 11.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Disposition permitted pursuant to Section 9.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 11.10 Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Marlin Midstream Partners, LP

12377 Merit Drive, Floor 3

Dallas, TX 75251

Attention of: Eric T. Kalamaras

Telephone No.: (214) 206-9499

Facsimile No.:

E-mail: ekalamaras@azuremidstream.com

If to Wells Fargo as

Administrative

Agent:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: (704) 590-2716

Facsimile No.: (704) 590-3481

With copies to:

Wells Fargo Bank, National Association

1000 Louisiana Street

Houston, Texas 77002

Attention of: J. Christopher Lyons

Telephone No.: 713-319-1893

E-mail: chris.lyons@wellsfargo.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the return receipt requested function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lender and the other Lenders by posting the Borrower Materials on the Platform.

(ii) The Platform is provided as is and as available. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the Private Side Information or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the Public

Side Information portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 12.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:

(a) without the prior written consent of the Required Lenders, amend, modify or waive (i) Section 6.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 6.2, any substantially concurrent request by the Borrower for a borrowing of Revolving Credit Loans) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Commitment;

(b) increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 10.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(c) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Revolving Credit Commitment hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (it being understood that any waiver of a mandatory payment under Section 2.4(b) shall only require the consent of the Required Lenders);

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(e) change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(f) except as otherwise permitted by this Section 12.2 change any provision of this Section or reduce the percentages specified in the definitions of Required Lenders, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g) consent to the assignment or transfer of the Borrower’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender;

(h) release Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from the Guaranty (other than as authorized in Section 11.9 and 12.21), without the written consent of each Lender; or

(i) release all or substantially all of the Collateral (other than as authorized in Section 11.9 and 12.21 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Revolving Credit Commitments of a particular Class (but not the Lenders holding Loans or Revolving Credit Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, and (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) any principal or interest due and owing to such Lender may not be reduced or forgiven without the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan

Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.13 (including, without limitation, as applicable, (1) to permit the Incremental Lenders and the Incremental Revolving Credit Commitments and related Extensions of Credit to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Revolving Credit Commitments or outstanding Extensions of Credit made with respect thereto, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Revolving Credit Commitment or any increase in any Lender’s Revolving Credit Commitment Percentage, in each case, without the written consent of such affected Lender.

SECTION 12.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent and reasonably necessary special and local counsel), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of one primary counsel for the Administrative Agent, any Lender or the Issuing Lender and reasonably necessary special and local counsel), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d) Waiver of Consequential Damages, Etc. Without limiting the Borrower’s indemnification obligations under Section 12.3(b), to the fullest extent permitted by Applicable Law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 12.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6 Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 12.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 12.9 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including for purposes of this subsection (b), participations in LC Obligations and in Swingline Loans) at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if Trade Date is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day; provided, further, that concurrent assignments to a group of Eligible Assignees and concurrent assignments from a group of Eligible Assignees to a single Eligible Assignee (or to an Eligible Assignee and any Affiliate or Approved Fund thereof that are also Eligible Assignees) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the consent of each of the Administrative Agent, the Issuing Lender and the Swingline Lender (in each case such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender, (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (C) in the case of any assignment pursuant to Section 5.12, execution of such Assignment and Assumption by a Non-Consenting Lender shall not be required. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower, Azure or any of their respective Subsidiaries or Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person or any company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person or relative(s) thereof.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void.)

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender, the

Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.2(b), (c), (d) or (e) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 12.10 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative or other compulsory, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates, (l) to the extent that such information is independently developed by such party, or (m) for purposes of establishing a due diligence defense. For purposes of this Section, Information means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.11 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 12.13 Survival.

(a) All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.14 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.16 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Lender, the Swingline Lender and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., pdf or tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words execution, signed, signature, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized or otherwise satisfied in a manner acceptable to the Issuing Lender) and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.18 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act.

SECTION 12.19 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.

SECTION 12.20 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 12.21 Releases of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall, at the Borrower’s expense:

(a) release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender shall have been made), (ii) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.2;

(b) subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and

(c) release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.

SECTION 12.22 No General Partner’s Liability. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under the other Loan Documents. The Administrative Agent and the Lenders agree for themselves and their respective successors and assigns that no claim arising against any borrower under any Loan Document with respect to the Obligations shall be asserted against the General Partner (in its individual capacity).

SECTION 12.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

MARLIN MIDSTREAM PARTNERS, LP, as Borrower

By: Marlin Midstream GP, LLC, its general partner

By:	/s/ Eric T. Kalamaras
Name:	Eric T. Kalamaras
Title:	Chief Financial Officer and Corporate Secretary

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ J. Christopher Lyons
Name:	J. Christopher Lyons
Title:	Managing Director

Signature Page to Credit Agreement – Marlin Midstream Partners, LP

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Adam H. Fey
Name:	Adam H. Fey
Title:	Director

Signature Page to Credit Agreement – Marlin Midstream Partners, LP

SOCIÉTÉ GÉNÉRALE,
as a Lender

By:	/s/ Michiel van der Voort
Name:	Michiel van der Voort
Title:	Managing Director

Signature Page to Credit Agreement – Marlin Midstream Partners, LP

COMPASS BANK,
as a Lender

By:	/s/ Payton K. Swope
Name:	Payton K. Swope
Title:	Executive Vice President

Signature Page to Credit Agreement – Marlin Midstream Partners, LP

COMERICA BANK,
as a Lender

By:	/s/ William Robinson
Name:	William Robinson
Title:	Vice President

Signature Page to Credit Agreement – Marlin Midstream Partners, LP

ING CAPITAL LLC,
as a Lender

By:	/s/ Subha Pasumarti
Name:	Subha Pasumarti
Title:	Managing Director

By:	/s/ Cheryl LaBelle
Name:	Cheryl LaBelle
Title:	Managing Director

Signature Page to Credit Agreement – Marlin Midstream Partners, LP

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized Officer

Signature Page to Credit Agreement – Marlin Midstream Partners, LP

AMEGY BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Jill McSorley
Name:	Jill McSorley
Title:	Senior Vice President

Signature Page to Credit Agreement – Marlin Midstream Partners, LP

REGIONS BANK,
as a Lender

By:	/s/ Joe K. Daney
Name:	Joe K. Daney
Title:	Senior Vice President

Signature Page to Credit Agreement – Marlin Midstream Partners, LP

SCHEDULE 1.1(a)

REVOLVING CREDIT COMMITMENTS

AND REVOLVING CREDIT COMMITMENT PERCENTAGES

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
Wells Fargo Bank, National Association	$37,000,000.00	14.80%
Bank of America, N.A.	$37,000,000.00	14.80%
Société Générale	$37,000,000.00	14.80%
Compass Bank	$24,750,000.00	9.90%
Comerica Bank	$24,750,000.00	9.90%
ING Capital LLC	$24,750,000.00	9.90%
JPMorgan Chase Bank, N.A.	$24,750,000.00	9.90%
Amegy Bank National Association	$20,000,000.00	8.00%
Regions Bank	$20,000,000.00	8.00%

Total	$250,000,000.00	100%